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As filed with the Securities and Exchange Commission on June 22, 2010

Registration No. 333-166262

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Maui Land & Pineapple Company, Inc.
(Exact name of registrant as specified in its charter)

Hawaii (State or other jurisdiction of incorporation or organization)	2033 (Primary Standard Industrial Classification Code)	99-0107542 (I.R.S. Employer Identification No.)

870 Haliimaile Road, Makawao, Hawaii 96768
(808) 877-3351
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Warren H. Haruki
Interim Chief Executive Officer
870 Haliimaile Road, Makawao, Hawaii 96768
(808) 877-3351
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Christopher D. Ivey, Esq.
Ryan C. Wilkins, Esq.
Stradling Yocca Carlson & Rauth,
a Professional Corporation
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Common Stock, no par value	$40,000,000(2)	$1,069.50(3)

Rights to purchase Common Stock(4)	—	—

(1)
This registration statement relates to: (a) non-transferable subscription rights to purchase common stock of the Registrant, which subscription rights are to be distributed to holders of the Registrant's common stock, and (b) the shares of common stock deliverable upon the exercise of the non-transferable subscription rights pursuant to the rights offering.

(2)
This amount represents the gross proceeds to the Registrant from the assumed exercise of all subscription rights that may be issued hereunder.

(3)
The Registrant previously paid a registration fee in the amount of $1,782.50 in connection with the filing of a registration statement on Form S-3, file number 333-164045, filed on December 28, 2009, which registration statement was withdrawn prior to being declared effective. Pursuant to Rule 457(p), the previously paid registration fee was offset against the registration fee payable with the original filing of this registration statement. The additional registration fee payable with this Amendment No. 1 reflects an increase of the maximum offering amount.

(4)
Evidencing the right to subscribe for shares of common stock of the Registrant being registered hereunder. Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, no separate registration fee is required for the rights because the rights are being registered in the same registration statement as the common stock of the Registrant underlying the rights.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 22, 2010

PRELIMINARY PROSPECTUS

Common Stock
Subscription Rights to Purchase up to
                        shares of Common Stock at $            per share

         We are distributing, at no charge, to holders of our common stock, non-transferable subscription rights to purchase up to             shares of our common stock. We refer to this offering as the "rights offering." In this rights offering, you will receive one subscription right for every one share of common stock owned at 5:00 p.m., New York City time, on                        , 2010, the record date.

         Each subscription right will entitle you to purchase            shares of our common stock at a subscription price of $            per share, which we refer to as the basic subscription privilege. If you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privilege, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same price of $            per share, subject to proration and subject, further, to reduction by us to eliminate subscriptions for fractional shares. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty. If all of the rights are exercised, the total purchase price of the shares offered in the rights offering would be $40.0 million.

         We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any shares of our common stock not subscribed for through the exercise by our shareholders of the basic subscription privilege or the over-subscription privilege. In addition, we have not entered into any agreements with any of our existing shareholders pursuant to which they have agreed to exercise any rights granted to them pursuant to the rights offering. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering and there is no minimum purchase requirement as a condition to accepting subscriptions.

         The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on                        , 2010, unless we extend the rights offering period. However, there is no guarantee that the rights offering will be extended. In addition, our board of directors reserves the right to cancel the rights offering at any time, for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly.

         You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable, even in the event we extend the rights offering through                        , 2010. The subscription rights may not be sold or transferred. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

         This is not an underwritten offering. The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

         Shares of our common stock are, and we expect that the shares of common stock to be issued in connection with the rights offering will be, traded on the NYSE under the symbol "MLP." On the record date of                        , 2010, the closing sale price of our common stock was $            per share. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.

         Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled "Risk Factors" beginning on page 13 of this prospectus and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share	Aggregate

Subscription Price	$	$

Estimated Expenses	$	$

Net Proceeds to Us	$	$

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2010.

 ABOUT THIS PROSPECTUS

        Unless otherwise stated or the context otherwise requires, references in this prospectus to the terms "we," "us," "our," and the 'Company" refer to Maui Land & Pineapple Company, Inc.

        You should rely only on the information contained or incorporated by reference in this prospectus and any related prospectus supplement. We have not authorized anyone to provide you with additional or different information, and if anyone provides you with additional or different information you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. You should not consider any information in this prospectus, or in any related prospectus supplement, to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

i

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents and reports that we have filed with the Securities and Exchange Commission, or the SEC, that are incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

         These statements provide our current expectations and forecasts about future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. They contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. Actual results could differ materially from those projected in forward-looking statements as a result of the following factors, among others:

  •
  our ability to comply with the terms of our indebtedness, including the financial covenants set forth therein;

  •
  general economic factors, including the current economic recession, tightening credit markets, declining demand for real estate, declining expenditures within the tourism industry on Maui, and increased fuel and travel costs;

  •
  the satisfaction of certain closing conditions set forth in the amended construction loan agreement and certain related agreements relating to the construction of the Residences at Kapalua Bay project;

  •
  the ability and willingness of our lenders to comply with the terms of their lending agreements with us;

  •
  timing and success of sales at the Residences at Kapalua Bay project;

  •
  increased fuel and travel costs, and reductions in airline passenger capacity;

  •
  dependence on third parties and actual or potential lack of control over joint venture relationships;

  •
  recoverability from operations of real estate development deferred costs;

  •
  timing of approvals and conditions of future real estate entitlement applications;

  •
  impact of current and future local, state and national government regulations, including Maui County affordable housing legislation;

  •
  future cost of compliance with environmental laws;

  •
  effects of weather conditions and natural disasters;

  •
  our ability to maintain the listing of our common stock on the New York Stock Exchange; and

  •
  availability of capital on terms favorable to us, or at all.

         Such risks and uncertainties also include those risks and uncertainties discussed under the heading "Risk Factors" beginning on page 13 of this prospectus and elsewhere in this prospectus. Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements. You should read this prospectus and the documents that we reference and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that we cannot guarantee future results, levels of activity, performance or achievements. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

ii

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

        The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents and reports incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

What is the rights offering?

        We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase our shares of common stock. You will receive one subscription right for each share of common stock you own as of 5:00 p.m., New York City time, on                              , 2010, the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege. The subscription rights are evidenced on the enclosed subscription forms.

What is the basic subscription privilege?

        The basic subscription privilege of each subscription right gives eligible shareholders the opportunity to purchase                     shares of our common stock at a subscription price of $            per share. For example, if you own 100 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive subscription rights and would have the right to purchase                    shares of common stock (rounded down) for $            per share (or a total payment of $            ) with your basic subscription privilege. You may exercise the basic subscription privilege with respect to any number of shares subject to your subscription rights, or you may choose not to exercise any subscription rights at all.

        If you hold shares evidenced by one or more Maui Land & Pineapple Company, Inc. share certificates, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed subscription form. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company, or DTC, DTC will issue to you one subscription right in the nominee name for each share of common stock you own at the record date. The basic subscription privilege of each subscription right can then be used to purchase shares of common stock for $            per share.

        Fractional shares of common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

What is the over-subscription privilege?

        If you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase any portion of our shares of common stock that are not purchased by our other shareholders through the exercise of their respective basic subscription privileges. You should indicate on your subscription form how many additional shares you would like to purchase pursuant to your over-subscription privilege.

        If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available for sale in the rights offering, we will allocate the available shares of common stock pro rata among each shareholder exercising the over-subscription privilege in proportion to the number of shares of common stock owned by such shareholder on the record date, relative to the number of shares owned on the record date by all shareholders exercising the over-subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of shares of common stock than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed, and the remaining shares of common stock will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied.

        In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you.

        Fractional common shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

Am I required to exercise all of the rights I receive in the rights offering?

        No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your basic subscription privilege in full, the relative percentage of our shares of common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege.

Is the Company entering into any standby purchase agreement with respect to the purchase of shares not subscribed for in the rights offering or any agreement with any shareholder regarding the exercise of rights granted to them in the rights offering?

        We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any shares of our common stock not subscribed for through the exercise by our shareholders of the basic subscription privilege or the over-subscription privilege. In addition, we are not entering into any agreements with any of our existing shareholders pursuant to which they have agreed to exercise any rights granted to them pursuant to the rights offering. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering and there is no minimum purchase requirement as a condition to accepting subscriptions.

Has our board of directors made a recommendation to our shareholders regarding the exercise of rights under the rights offering?

        No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise their subscription rights risk investment loss on their investment. We cannot assure you that the market price of our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see "Risk Factors" beginning on page 13 of this prospectus for a discussion of some of the risks involved in investing in our common stock.

Why are we conducting the rights offering?

        We are conducting the rights offering to raise capital to reduce our indebtedness by repurchasing all or a portion of our senior secured convertible notes and for general corporate purposes, including working capital and short-term capital requirements related to real estate activities such as pre-development costs. A rights offering provides the eligible shareholders the opportunity to participate in a capital raise on a pro rata basis and minimizes the dilution of their ownership interest in the Company. If all of the rights are exercised, the total purchase price of the shares offered in the rights offering, and the gross proceeds to the Company from the rights offering, would be $40 million.

        We have entered into purchase agreements with holders of our senior secured convertible notes who hold in the aggregate $25.5 million of the principal amount of our senior secured convertible notes, or approximately 64% of all of our senior secured convertible notes currently outstanding, to purchase the notes held by such holders for 88% of the principal amount. We paid to the holders who entered into purchase agreements an additional 2% of the principal amount in exchange for such holders' agreement not to transfer their notes for a period of up to 47 days, which may be extended under certain circumstances. We may enter into similar purchase agreements with the remaining holders of our senior secured convertible notes. We intend to purchase all of the notes held by the holders of senior secured convertible notes with whom we enter into a purchase agreement with the proceeds from this offering. Under the terms of the purchase agreements, the note holders are not required to sell a portion of their notes back to us if we do not raise enough capital to purchase all of the notes held by the holders with whom we enter into purchase agreements.

How was the per share subscription price determined?

        Our board of directors determined the subscription price after considering, among other things, the likely cost of capital from other sources, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, our need for liquidity and capital, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. The subscription price of $            per share is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock offered in the rights offering.

How soon must I act to exercise my rights?

        If you received a subscription form and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed subscription form and payment prior to the expiration of the rights offering, which is                              , 2010, at 5:00 p.m., New York City time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m. New York City time, on                              , 2010 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

        Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., New York City time on                              , 2010 (unless extended), whether or not we have been able to locate each person entitled to subscription rights. Although we have the option of extending the expiration of the rights offering, we do not have the obligation to do so and currently do not intend to do so.

May I transfer my rights?

        No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on the New York Stock Exchange, or the NYSE, any other stock exchange or market, or on the OTC Bulletin Board or the Pink Sheets. Subscription forms may only be completed by the shareholder who receives the certificate.

Are we requiring a minimum subscription to complete the rights offering?

        There is no minimum subscription requirement in the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason, including if our board of directors believes that there is insufficient participation by our shareholders.

Can the board of directors cancel, terminate, amend or extend the rights offering?

        Yes. We have the option to extend the rights offering and the period for exercising your subscription rights, although we are not obligated to do so and do not presently intend to do so. Our board of directors may cancel the rights offering at any time for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. Our board of directors reserves the right to amend or modify the terms of the rights offering at any time, for any reason.

When will I receive my subscription form?

        Promptly after the date of this prospectus, the subscription agent will send a subscription form to each registered holder of our common stock as of the close of business on the record date, based on our shareholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription form. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription form, you should promptly contact your broker, bank or other nominee and request a separate subscription form. It is not necessary to have a physical subscription form to elect to exercise your rights.

What will happen if I choose not to exercise my subscription rights?

        Shareholders who do not exercise their subscription rights will lose any value that may be represented by the rights. If you do not exercise any subscription rights, the number of our shares of common stock you own will not change. However, due to the fact that shares may be purchased by other shareholders in the rights offering, your percentage ownership of the Company may be diluted following completion of the rights offering, unless you exercise your basic subscription privilege.

How do I exercise my subscription rights if I own shares in certificate form?

        If you hold shares evidenced by one or more Maui Land & Pineapple Company, Inc. share certificates and you wish to participate in the rights offering, you must take the following steps:

  •
  deliver payment to the subscription agent; and

  •
  deliver your properly completed and signed subscription form, and any other subscription documents, to the subscription agent.

        Please follow the payment and delivery instructions accompanying the subscription form. Do not deliver documents to Maui Land & Pineapple Company, Inc. You are solely responsible for completing delivery to the subscription agent of your subscription documents, subscription form and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., New York City time, on                         , 2010. We are not responsible for subscription materials sent directly to our offices.

        If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

What form of payment is required to purchase our shares of common stock in the rights offering?

        As described in the instructions accompanying the subscription form, payments submitted to the subscription agent in connection with the rights offering must be made in full, in United States currency, in immediately available funds, by certified bank or cashiers check to BNY Mellon Shareowner Services, as subscription agent, f/b/o Maui Land & Pineapple Company, Inc., drawn upon a United States bank. You may not remit personal checks of any type.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

        If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a subscription form. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

        If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering, but we are not responsible for the failure of your record holder to contact you. If you are not contacted by your record holder, you should promptly initiate contact with that intermediary to ensure that you will have an opportunity to participate in the rights offering. Your record holder may establish a deadline prior to the 5:00 p.m. New York City time on                              , 2010, which we established as the expiration date of the rights offering.

When will I receive my new shares?

        If you purchase shares in the rights offering by submitting a subscription form and payment, BNY Mellon Shareowner Services will issue shares to you via the Direct Registration System, or DRS, and a statement will be mailed to you to confirm the DRS issuance as soon as practicable after the completion of the rights offering. Until your shares have been issued through DRS, you may not be able to sell the shares of our common stock acquired in the rights offering. If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering. You should follow up with that intermediary to ensure it has been credited with the shares of common stock purchased in the rights offering and to ensure that your account has been properly credited with such shares.

After I send in my payment and subscription form, may I change or cancel my exercise of rights?

        No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $            per share.

How many shares of common stock will be outstanding after the rights offering?

        As of                              , 2010,                        shares of our common stock were issued and outstanding. Assuming no other transactions by us involving shares of our common stock, and no options for shares of our common stock are exercised, prior to the expiration of the rights offering, if the rights offering is fully subscribed through the exercise of the subscription rights, then an additional                        shares of our common stock will be issued and outstanding after the closing of the rights offering, for a total of                        shares of common stock outstanding. As a result of the rights offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privileges will be diluted.

Are there risks in exercising my subscription rights?

        Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors" beginning on page 13 of this prospectus and the additional risks identified in the documents and reports incorporated by reference in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

        Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares through a broker, dealer, custodian bank or other nominee, it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares. In such an event, you should contact the record holder directly to determine when the funds will be returned to you and to ensure that your account has been properly credited.

Will the rights be listed on a stock exchange or national market?

        The rights themselves will not be listed on the NYSE or any other stock exchange or national market or on the OTC Bulletin Board or the Pink Sheets. Our common stock will continue to trade on the NYSE under the symbol "MLP" and we expect that the shares issued in connection with the rights offering will be eligible for trading on the NYSE.

How do I exercise my rights if I live outside the United States?

        We will not mail this prospectus or the subscription forms to shareholders whose addresses are outside the United States or who have a military or diplomatic post office (APO/FPO/DPO) or foreign post office address. The subscription agent will hold subscription forms for their account. To exercise subscription rights, our shareholders with addresses outside the United States must notify the subscription agent and timely follow other procedures as described herein.

What fees or charges apply if I purchase the shares of common stock?

        We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your intermediary may charge you.

What are the material United States federal income tax consequences of exercising my subscription rights?

        For United States federal income tax purposes, you should not recognize income or loss upon receipt or exercise of the subscription rights. However, you should consult your tax advisor as to your particular tax consequences resulting from the rights offering.

To whom should I send my forms and payment?

        If you received a subscription form with this prospectus and wish to purchase shares during the rights offering, you should send your properly completed and signed subscription form, any other subscription documents and payment by hand delivery, first class mail or courier service to the subscription agent, BNY Mellon Shareowner Services, at the following address:

If Delivering by Mail:	If Delivering by Hand or Courier Service:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Action Department	Attn: Corporate Action Department, 27th Floor
PO Box 3301	480 Washington Blvd.
South Hackensack, NJ 07606	Jersey City, NJ 07310

        You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York City time, on                              , 2010. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

        If you have any questions about the rights offering or wish to request another copy of a document, please contact BNY Mellon Shareowner Services, the information agent for the rights offering, via telephone at (866)-282-2358 for calls within the U.S., Canada or Puerto Rico or at (201) 680-6579 for calls outside the U.S., Canada or Puerto Rico.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled "Risk Factors" beginning on page 13 of this prospectus, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Maui Land & Pineapple Company, Inc.

        Maui Land & Pineapple Company, Inc. is a Hawaii corporation, the successor to a business organized in 1909. The Company consists of a landholding and operating parent company and its principal subsidiaries, including Maui Pineapple Company, Ltd., formerly a producer and marketer of Maui-grown pineapple, and Kapalua Land Company, Ltd., the operator of Kapalua Resort, a 23,000-acre master-planned community in West Maui. Our reportable operating segments are Resort and Community Development. As of December 2009, all of our Agricultural segment operations were ceased and the segment is reported as discontinued operations. Depending upon the context, the terms the "Company," "we," "our," and "us," refer to either Maui Land & Pineapple Company, Inc. alone, or to Maui Land & Pineapple Company, Inc. and its subsidiaries collectively.

        We have the following two operating segments:

  Resort

        The Resort segment includes our ongoing operations at the Kapalua Resort. These operations include two championship golf courses, a tennis facility, the Kapalua spa and several retail outlets. Prior to mid-December 2009, the Resort operations also included a vacation rental program (The Kapalua Villas) and Kapalua Adventures, which is comprised of zip-lines stretching over scenic ravines in the West Maui mountains, a high ropes challenge course, a climbing wall and other activities. In December 2009, we entered into agreements to transfer the operations of The Kapalua Villas and the Kapalua Adventures operations to third parties.

  Community Development

        The Community Development segment includes our real estate entitlement, development, construction, sales and leasing activities. This segment also includes the operations of Kapalua Realty Company, a general brokerage real estate company, and Public Utilities Commission regulated water and sewage transmission operations located within Kapalua Resort. The Community Development segment also includes our investment in Kapalua Bay Holdings, LLC ("Bay Holdings"), a limited liability company formed as a joint venture between the Company, Marriott International Inc. and Exclusive Resorts LLC. We have a 51% interest in and are the managing member of Bay Holdings. Bay Holdings constructed The Residences at Kapalua Bay, consisting of approximately 146 units that are being sold as whole ownership and fractional ownership residences, a clubhouse, pool, spa and other amenities.

        On November 2, 2009, our Board of Directors approved the cessation of our pineapple agriculture operations by December 31, 2009. The Agriculture segment primarily included growing, packing, and marketing of fresh pineapple. Our pineapple was sold under the brand names Maui Gold® and Hawaiian GoldTM. We also grew and marketed fresh organic pineapple. A portion of our business included processing (canning) pineapple; however, we ceased substantially all canning and processing of solid-pack product in June 2007. In December 2009, we entered into agreements with an unrelated, closely held company that began to grow and market Maui Gold® pineapple as of January 1, 2010.

        More comprehensive information about us, our products, our projects and our financial information is available through our website at www.mauiland.com and in our recent filings with the SEC. For additional information, see the sections in this prospectus entitled "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference." The information on our website is not incorporated by reference into this prospectus.

        Our main offices are located at 870 Haliimaile Road, Makawao, Hawaii, 96768, and our telephone number is (808) 877-3351.

SUMMARY

The Rights Offering

        The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading "The Rights Offering" in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities offered	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you own as of 5:00 p.m., New York time, on the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of such shares.
Basic subscription privilege	The basic subscription privilege of each subscription right will entitle you to purchase of our shares of common stock at a subscription price of $ per share.
Subscription price	$ per share. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering.
Over-subscription privilege

If you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to subscribe for shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription privileges. You may subscribe for shares of our common stock pursuant to your over-subscription privilege, subject to proration of available shares.

Aggregate proceeds	If all of the rights are exercised, the total purchase price of the shares offered in the rights offering would be $40.0 million.
No standby purchase commitment

We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any shares of our common stock not subscribed for through the exercise by our shareholders of the basic subscription privilege or the over-subscription privilege.

Record date	5:00 p.m., New York time, on , 2010.
Expiration date	5:00 p.m., New York time, on , 2010.

Use of proceeds

The actual amount of proceeds raised pursuant to the rights offering will depend on the participation in the rights offering. We intend to use the proceeds from the rights offering to reduce our indebtedness by repurchasing all or a portion of our senior secured convertible notes and for general corporate purposes, including working capital and short-term capital requirements related to real estate activities such as pre-development costs.

Non-transferability of rights	The subscription rights may not be sold, transferred, or assigned and will not be listed for trading on the NYSE or on any stock exchange or market or on the OTC Bulletin Board or the Pink Sheets.
No board recommendation

Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section entitled "Risk Factors" beginning on page 13 of this prospectus for a discussion of some of the risks involved in investing in our common stock.

No revocation

Any exercise of subscription rights is irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a subscription price of $        per share.

Material United States federal income tax considerations

For United States federal income tax purposes, you should not recognize income or loss upon receipt or exercise of the subscription rights. However, you should consult your own tax advisor as to your particular tax consequences resulting from the rights offering.

Extension, cancellation, and amendment

We have the option to extend the rights offering and the period for exercising your subscription rights, although we are not obligated to do so and do not presently intend to do so. Our board of directors may cancel the rights offering at any time for any reason. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. We also reserve the right to amend or modify the terms of the rights offering.

Procedure for exercising rights	To exercise your subscription rights, you must take the following steps:

•       If you are a registered holder of our shares of common stock, you may deliver payment and a properly completed subscription form to the subscription agent before 5:00 p.m., New York time, on                , 2010. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•       If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m., New York time, on                , 2010.

Subscription agent	BNY Mellon Shareowner Services
Information agent	BNY Mellon Shareowner Services
Shares outstanding before the rights offering	shares as of , 2010.
Shares outstanding after completion of the rights offering

Assuming no outstanding options for our common shares are exercised prior to the expiration of the rights offering and the full $40 million is subscribed for, we expect            shares of common stock will be outstanding immediately after completion of the rights offering.

Fees and expenses	We will pay all fees and expenses relating to the rights offering.
NYSE trading symbol

Shares of our common stock are currently listed on the NYSE under the symbol "MLP" and we expect that the shares to be issued in connection with the rights offering will be eligible for trading on the NYSE.

        You should read the entire prospectus carefully, including the section entitled "Risk Factors" beginning on page 13 of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below and any risks described in our other filings with the SEC before making an investment decision. See the section of this prospectus entitled "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference." Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled "Cautionary Notice Regarding Forward-Looking Statements."

Risks Related to the Rights Offering

The price of our common stock is volatile and may decline following receipt and/or exercise of the rights.

        Pursuant to the rights offering, our shareholders will be entitled to purchase shares of our common stock at a subscription price of $        per share. Our stock price has been and may continue to be subject to significant volatility. Since January 1, 2009, the daily closing price of our common stock has ranged from a high of $13.11 per share to a low of $2.35 per share. Our stock price may decline in the time period following the receipt and/or exercise of the rights and there is no guarantee that our common stock will trade at a level equal to or greater than the subscription price. There are numerous factors which may affect the price of our common stock, some of which are out of our control or may have little or nothing to do with us or our financial performance. These factors include, among other things:

  •
  our quarterly or annual earnings or those of other companies in our industry;

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  actual or anticipated fluctuations in our operating results and cash flow;

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  business conditions in our markets and the demand for tourism generally;

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  increased fuel and travel costs, and reductions in airline passenger capacity; and

  •
  general economic factors, including the current economic recession and the current state of the securities markets.

When the rights offering is completed, your ownership interest will be diluted if you do not exercise your subscription rights.

        To the extent that you do not exercise your rights and shares are purchased by other shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our outstanding capital stock after the rights offering will be diluted.

The subscription rights are not transferable, and there is no market for the subscription rights.

        You may not sell, give away, or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

        Our board of directors determined the subscription price for the rights offering after carefully considering numerous factors, including, among others:

  •
  the likely cost of capital from other sources;

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  the price at which our shareholders might be willing to participate in the rights offering;

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  historical and current trading prices of our common stock;

  •
  our need for capital and liquidity; and

  •
  our desire to provide an opportunity for our shareholders to participate in the rights offering on a pro rata basis.

        The subscription price is $          per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering. After the date of this prospectus, our common stock may trade at prices significantly above or below the subscription price.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

        Once you exercise your subscription rights, you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price, in which case you will have an immediate, unrealized loss. We cannot assure that, following the exercise of your rights, you will be able to sell your shares of common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock.

        In addition, until the shares are delivered to you, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Shares of our common stock purchased pursuant to the exercise of the basic subscription privilege will be delivered promptly via DRS after expiration of the rights offering, while shares of our common stock purchased pursuant to the exercise of the over-subscription privilege will be delivered promptly via DRS after expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

        Our common stock is traded on the NYSE under the symbol "MLP" and the last reported sales price of our common stock on the NYSE on the record date of                        , 2010, was $        per share.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

        Shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before                        , 2010, the expiration date of the rights offering, unless extended by us. If you are a beneficial owner of shares, but not a record holder, you must act promptly to ensure that your broker, bank, custodian or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, bank, custodian, or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

We may use the proceeds of this rights offering in ways with which you may disagree.

        We intend to use the proceeds of this offering to reduce indebtedness by repurchasing all or a portion of our senior secured convertible notes and for general corporate purposes, including working capital and short-term capital requirements related to real estate activities such as pre-development costs. Accordingly, we will have significant discretion in the use of the proceeds of this offering, and it is possible that we may allocate the proceeds differently than investors in this offering desire, or that we will fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

We are not entering into any agreements that would obligate our existing shareholders to exercise the rights granted to them in the rights offering or obligate any other party to purchase shares not subscribed for in the rights offering, so there is no guarantee that any shares will be purchased in the rights offering

        We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any shares of our common stock not subscribed for through the exercise by our shareholders of the basic subscription privilege or the over-subscription privilege. In addition, we are not entering into any agreements with any of our existing shareholders pursuant to which they have agreed to exercise any rights granted to them pursuant to the rights offering. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering and there is no minimum purchase requirement as a condition to accepting subscriptions.

We may cancel the rights offering at any time, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

        We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

The receipt of rights may be treated as a taxable dividend to you.

        The distribution of the rights in this offering should be a non-taxable stock dividend under Section 305(a) of the Internal Revenue Code of 1986, as amended, or the Code. This position is not binding on the IRS, or the courts, however. If this offering is part of a "disproportionate distribution" under Section 305 of the Code, your receipt of rights in this offering may be treated as the receipt of a distribution equal to the fair market value of the rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, with any excess being treated as a return of capital to the extent thereof and then as capital gain.

 Risks Related to our Business

Unstable market conditions could continue to materially and adversely affect our operating results.

        Our operations and performance depend significantly on worldwide economic conditions. Uncertainty about current global economic conditions poses a risk as consumers, tourists and real estate investors postpone or reduce spending in response to tighter credit, higher travel and energy costs, negative financial news and/or declines in income or asset values, which could have a material negative effect on the demand for our products and services. Other factors that could influence demand include conditions in the residential real estate and mortgage markets, interest rates, labor costs, access to credit, consumer confidence, and other macroeconomic factors affecting consumer spending behavior. These and other economic factors could have a material adverse effect on demand for our products and services and on our financial condition and operating results.

        The current financial turmoil affecting the banking system and financial markets and the possibility that financial institutions may consolidate or go out of business have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit, currency and equity markets. There could be a number of follow-on effects from the credit crisis on our business, including insolvency of our lenders and the inability of prospective purchasers to obtain credit to finance purchases of real property, including ownership interests in The Residences at Kapalua Bay, for example.

        In addition, if the current equity and credit markets further deteriorate, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price.

Real estate investments are subject to numerous risks and we are negatively impacted by the downturn in the real estate market.

        We are subject to the risks that generally relate to investments in real property because we develop and sell real property, primarily for residential use. Also, we have a 51% ownership interest in Bay Holdings, the owner and developer of The Residences at Kapalua Bay, a luxury community. The market for real estate on Maui tends to be highly cyclical and is typically affected by changes in general local, national and worldwide conditions, especially economic conditions, which are beyond our control, including the following:

  •
  periods of economic slowdown or recession, such as we are currently experiencing;

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  the general availability of mortgage financing, including the impact of the recent contraction in the subprime and mortgage markets generally, and the effect of more stringent lending standards for mortgages;

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  rising interest rates, which increases the cost of acquiring, developing, expanding or renovating real property, resulting in decreased real property values as the number of potential buyers decreases;

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  local, state and federal government regulation, including eminent domain laws, which may result in a taking for less compensation than the owner believes the property is worth;

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  the popularity of Hawaii as a vacation destination;

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  shifts in populations away from the markets that we serve;

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  the relationship of the dollar to foreign currencies;

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  tax law changes, including potential limits or elimination of the deductibility of certain mortgage interest expense, the application of the alternative minimum tax, real property taxes and employee relocation expenses; and/or

  •
  acts of God, such as hurricanes, earthquakes and other natural disasters.

        The occurrence of any of the foregoing could have a material adverse effect on our business by causing a more significant general decline in the number of residential or luxury real estate sales and/or prices of the units available for sale, which, in turn, could adversely affect our revenues and profitability. During low periods of demand, real estate product may remain in inventory for much longer than expected or be sold at lower than expected returns, or even at a loss, which could impair our liquidity and ability to proceed with additional land development projects and negatively affect our operating results. The residential real estate market on the mainland United States and on Maui as well, is currently in a significant downturn due to the occurrence of several of the factors outlined above, such as the worldwide economic recession and the declining availability of credit, and may continue indefinitely into the future. Due to uncertainty as to when the real estate markets will rebound and our cash flow constraints, in 2008, we delayed construction of new development projects, and in 2008 and 2009, we wrote-off project costs that we do not believe can be realized. Sustained adverse changes to our development plans could result in additional impairment charges or write-offs of deferred development costs, which could continue to have a material adverse impact on our financial condition and results of operations. In addition, in the current economic environment, equity real estate investments may be difficult to sell quickly and we may not be able to adjust our portfolio of properties quickly in response to economic or other conditions.

Because we are located in Hawaii and therefore apart from the mainland United States, we are more sensitive to certain economic factors, such as increased fuel and travel costs, which may adversely impact and materially affect our business, financial condition and results of operations.

        Our Community Development and Resort segments are dependent on attracting visitors to the Kapalua Resort, to Maui, and the State of Hawaii as a whole. Economic factors that affect the number of visitors, their length of stay or expenditure levels will affect our financial performance. Factors such as the recent worldwide economic recession, substantial increases in the cost of energy, including fuel costs, and events in the airline industry that reduce passenger capacity or increase traveling costs, including the cessation of operations by two airlines in 2008 that provided significant service to the Hawaiian market, could reduce the number of visitors to the Kapalua Resort and negatively affect a potential buyer's demand for our ongoing and future property developments, each of which could have a material adverse impact on our business, financial condition and results of operations. If the cost of energy, including fuel costs, significantly increase, it is likely that our business, financial condition and results of operations will be adversely impacted. In addition, the threat, or perceived threat, of heightened terrorist activity in the United States or other geopolitical events, or the spread of contagious diseases, such as Avian Flu, Swine Flu or SARS, could negatively affect a potential visitor's choice of vacation destination or second home location and as a result, have a material adverse impact on our business, financial condition and results of operations.

We are involved in joint ventures and are subject to risks associated with joint venture relationships.

        We are involved in partnerships, joint ventures and other joint business relationships, and may initiate future joint venture projects. We currently have, among others, a 51% interest in Bay Holdings, the joint venture that constructed The Residences at Kapalua Bay, and a 16% interest in the joint venture that owns and operates the Ritz-Carlton, Kapalua hotel.

        A joint venture involves certain risks such as:

  •
  our actual or potential lack of voting control over the joint venture;

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  our inability to maintain good relationships with our joint venture partners;

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  a venture partner at any time may have economic or business interests that are inconsistent with ours;

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  a venture partner may fail to fund its share of operations and development activities, or to fulfill its other commitments, including providing accurate and timely accounting and financial information to us; and

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  a joint venture or venture partner could lose key personnel.

        In connection with our joint venture projects, we may be asked to guarantee the joint venture's obligations, or to indemnify third parties in connection with a joint venture's contractual arrangements. If we were to become obligated under such arrangement or become subject to the risks associated with joint venture relationships, our business, financial condition and results of operations may be adversely affected.

If we are unable to complete land development projects within forecasted timing and budgeting, or at all, our financial results may be negatively affected.

        We intend to develop resort and other properties as suitable opportunities arise, taking into consideration the general economic climate. New project developments have a number of risks, including risks associated with:

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  construction delays or cost overruns that may increase project costs;

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  receipt of zoning, occupancy and other required governmental permits and authorizations;

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  development costs incurred for projects that are not pursued to completion;

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  earthquakes, hurricanes, floods, fires or other natural disasters that could adversely impact a project;

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  defects in design or construction that may result in additional costs to remedy or require all or a portion of a property to be closed during the period required to rectify the situation;

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  ability to raise capital;

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  governmental restrictions on the nature or size of a project or timing of completion; and

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  potential lack of adequate building/construction capacity for large development projects.

        If any development project is not completed on time or within budget, this could have a material adverse affect on our financial results.

If we are unable to obtain required land use entitlements at reasonable costs, or at all, our operating results would be adversely affected.

        Our financial results are highly dependent on our Community Development segment. The financial performance of our Community Development segment is closely related to our success in obtaining land use entitlements for proposed development projects. Obtaining all of the necessary entitlements to develop a parcel of land is often difficult, costly and may take several years, or more, to complete. In some situations, we may be unable to obtain the necessary entitlements to proceed with a real estate development or may be required to alter our plans for the development. Delays or failures to obtain these entitlements may have a material adverse effect on our financial results.

If we are unable to successfully compete with other developers of luxury real estate on Maui, our financial results could be materially affected.

        Our real estate product faces significant competition from other luxury resort real estate properties on Maui, and from other luxury resort residential property in Hawaii and the mainland United States. In many cases, our competitors are larger than us and have greater access to capital. If we are unable to compete with these larger competitors, our financial results could be materially adversely affected.

We have entered into limited guarantees under which we may be required to guarantee completion of The Residences at Kapalua Bay project or certain limited recourse obligations of Bay Holdings.

        Bay Holdings, in which we own a 51% ownership interest, constructed a new project consisting of residential development on land that it owns at the site of the former Kapalua Bay Hotel, and a spa on an adjacent parcel of land that is owned by us and leased to Bay Holdings. In connection with the construction loan agreement we, and other members of Bay Holdings, entered into a completion guaranty and a recourse guaranty. Under the completion guaranty, members of Bay Holdings agreed to guarantee substantial completion of the project. Under the recourse guaranty, members of Bay Holdings agreed to reimburse the lenders for losses incurred due to specified actions of Bay Holdings, including, without limitation, fraud or intentional misrepresentation, gross negligence, physical waste of project assets, and breach of certain environmental provisions of the construction loan agreement. Our guarantees do not include payment in full of the loan. If Bay Holdings fails to complete the project or takes any of the specified actions that result in expenses to the lender and which are covered by the guarantees that we entered into, we could incur unanticipated expenses that could have a material adverse effect on our results of operations and financial condition. Construction of the project was completed by the end of 2009, but the completion guaranty will remain in place until all construction contracts have been fully settled and paid.

We may be subject to certain environmental regulations under which we may have additional liability and experience additional costs for land development.

        Various federal, state, and local environmental laws, ordinances and regulations regulate our properties and could make us liable for the costs of removing or cleaning up hazardous or toxic substances on, under, or in property we currently own or operate or that we previously owned or operated. These laws could impose liability without regard to whether we knew of, or were responsible for, the presence of hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly clean up such substances when present, could jeopardize our ability to develop, use, sell or rent the real property or to borrow using the real property as collateral. If we arrange for the disposal or treatment of hazardous or toxic wastes, we could be liable for the costs of removing or cleaning up wastes at the disposal or treatment facility, even if we never owned or operated that facility. Certain laws, ordinances and regulations, particularly those governing the management or preservation of wetlands, coastal zones and threatened or endangered species, could limit our ability to develop, use, sell or rent our real property.

Changes in weather conditions or natural disasters could adversely impact and materially affect our business, financial condition and results of operations.

        Natural disasters could damage our resort and real estate holdings, resulting in substantial repair or replacement costs to the extent not covered by insurance, a reduction in property values, or a loss of revenue, each of which could have a material adverse impact on our business, financial condition and results of operations. Our competitors may be affected differently by such changes in weather conditions or natural disasters depending on the location of their supplies or operations.

If we are unable to find a title sponsor for the LPGA golf tournament that we are contractually obligated to sponsor, we may have to bear the full cost of producing the tournament.

        We have an agreement with the LPGA to sponsor an annual 72-hole stroke play golf tournament for five years beginning in October 2008. We were unable to find a title sponsor for the first LPGA Classic in October 2008 and we absorbed the net cost of approximately $3.4 million. In June 2009, we announced that, due to lack of a title sponsor, we were unable to hold the event that was scheduled for October 2009, which has resulted in a dispute with the LPGA. As required by our agreement with the LPGA, the dispute will be resolved by mediation and, if necessary, by binding arbitration. By agreement between the parties, mediation is suspended through November 2010, as we continue to work with the LPGA to seek a title sponsor for this event or a suitable resolution. The cost of such a tournament, including the production and the purse, is significant, and if we continue to bear the full cost of producing the tournament or if we need to pay significant damages, our results of operations could be negatively affected.

Risks Related to Indebtedness and Liquidity

We have incurred a significant amount of indebtedness and are subject to certain covenants under our borrowing agreements. Failure to satisfy covenants under these agreements could accelerate our obligations under such agreements, which could adversely affect our operations and financial results and impact our ability to satisfy our obligations and ability to continue as a going concern.

        We had approximately $94.1 million of indebtedness as of March 31, 2010, including capital leases, consisting of a secured revolving line of credit with Wells Fargo Bank and certain other lenders for up to $50.0 million, of which we had $16.1 million in availability as of March 31, 2010, a secured revolving line of credit with American AgCredit, FLCA for up to $25 million that was fully drawn as of March 31, 2010, and $40 million of senior secured convertible notes issued in July 2008.

        Our indebtedness could have the effect of, among other things, increasing our exposure to general adverse economic and industry conditions, limiting our flexibility in planning for, or reacting to, changes in our business and industry, and limiting our ability to borrow additional funds. Also, continuing to fund developments and improvements in our Resort segment and construction projects in our Community Development segment, in addition to our debt service, requires a significant amount of cash, which depends to a large extent upon our ability to generate cash from operations and our ability to borrow under our credit facilities.

        Each of our credit facilities with Wells Fargo and AgCredit include financial and other covenants that we must satisfy. Our ability to continue to borrow under our credit facilities and to fund our cash requirements depends upon our ability to comply with these covenants. If we fail to satisfy any of our covenants in one of our credit facilities, it could result in an event of default and the lender may elect to accelerate our payment obligations under that credit facility. In addition, a default with respect to one credit facility could result in a default with respect to the other credit facility and with respect to our senior secured convertible notes issued in July 2008. If we default under our senior secured convertible notes, the holders of such notes may require us to redeem the notes, in which case we would also be required to pay a redemption premium equal to 115% multiplied by (i) the principal and accrued and unpaid interest under the note, or (ii) the highest closing sale price of our common stock during the period between the event of default and delivery of redemption notice multiplied by the number of shares of our common stock into which a note is then convertible.

Our cash outlook for the next twelve months and our ability to continue to meet our financial covenants and to continue as a going concern is highly dependent on raising sufficient capital and selling real estate assets in a difficult market.

        For the year ended December 31, 2009, we had negative cash flows from operations of $15.9 million. For the quarter ended March 31, 2010, net cash provided by operating activities was $3.3 million. As of March 31, 2010, we had borrowings outstanding, including capital leases, of $94.1 million, $0.8 million of cash and $16.1 million in unused lines of credit. In addition, we have several commitments and contingent liabilities that could result in our obligation to pay significant amounts of cash, including, without limitation, a commitment to purchase the spa, beach club improvements and the sundry store from Bay Holdings for approximately $35 million. While we are currently negotiating to restructure such obligations to avoid the need to make any current cash payments, if we are unable to restructure such obligations, it is unlikely that we would have the cash resources to fulfill the obligations. Furthermore, we are the defendants in a lawsuit filed by M. Yamamura and Sons, Inc. alleging material breach of a pineapple planting agreement. Due to our current liquidity situation, a judgment against us in the Yamamura lawsuit or the LPGA dispute, could have a material negative impact on our liquidity position. Any such impact could result in our inability to maintain the minimum liquidity amount required by the debt covenants in our credit facilities. Violation of the debt covenants could result in all of our outstanding borrowings becoming immediately due. If our outstanding borrowings become due as a result of any such breach, we would not have sufficient capital to satisfy such obligations. In response to these circumstances, we are undertaking several financial and strategic initiatives to reduce cash commitments and generate cash flow from a variety of sources, including the rights offering and the sale of several real estate assets. However, there can be no assurance that we will be able to comply with our loan covenants, raise sufficient capital in the rights offering or sell real estate assets at acceptable prices, or at all, each of which raises substantial doubt about our ability to continue as a going concern.

The financial markets have recently experienced significant turmoil which may negatively impact our liquidity and our ability to obtain financing.

        Our liquidity and our ability to obtain debt financing may be negatively impacted if one of our lenders or other financial institutions suffers liquidity issues. In such an event, we may not be able to draw on all, or a substantial portion, of the remaining available funds under our credit facilities. In addition, if we attempt to obtain future financing or refinance our existing credit facilities, the credit market turmoil could negatively impact our ability to obtain such financing. If we are unable to borrow the full amount of available credit under our credit agreements or we are unable to obtain future financing or to refinance our existing credit facilities, our ability to respond to changing economic and business conditions and our results of operations and financial condition could be negatively impacted.

The number of shares registered for resale pursuant to an effective Registration Statement is significant in relation to our outstanding shares and trading volume and sales of substantial amounts of our common stock may adversely affect our market price.

        On July 27, 2008, we entered into a securities purchase agreement with certain institutional accredited investors, which we refer to as the Investors, to sell and issue to the Investors in reliance on Section 4(2) of the Securities Act an aggregate of $40,000,000 in principal amount of our senior secured convertible notes, which we refer to as the Convertible Notes, bearing 5.875% interest per annum payable quarterly in cash in arrears beginning October 15, 2008. The financing closed on July 28, 2008.

        As of                        , 2010 we had            shares of common stock outstanding and our average weekly trading volume during the four full weeks prior to                         , 2010 was            shares. Prior to the rights offering, the Convertible Notes are convertible, at the option of the holders, into 1,333,333 shares of our common stock at a conversion price of $30.00 per share. The Convertible Notes contain a standard weighted-average anti-dilution adjustment feature and, as a result of the rights offering, the conversion price of the Convertible Notes may be reduced, which would result in the Convertible Notes being convertible into additional shares of our common stock. Pursuant to purchase agreements entered into in June 2010 to repurchase all or a portion of the Convertible Notes, holders of the Convertible Notes have agreed to waive the anti-dilution adjustment in connection with the rights offering provided we repurchase, with proceeds from the rights offering, all of the Convertible Notes held by the holders of the Convertible Notes with whom we have entered into purchase agreements.

        The common stock issuable upon conversion of the Convertible Notes is freely tradable in the public markets without restriction and sales of a substantial number of such shares could occur at any time following conversion. Such sales may adversely affect the prevailing market prices of our common stock. In addition, the existence of the Convertible Notes may encourage short selling by market participants because the conversion of the Convertible Notes could be used to satisfy short positions, and anticipated conversion of the Convertible Notes into shares of our common stock could depress the price of our common stock.

The rights offering may cause an adjustment to the conversion price of the Convertible Notes, which would result in dilution to our existing holders of common stock.

        The Convertible Notes were initially convertible into shares of our common stock at an initial conversion price of $33.50 per share, which is equal to an initial conversion rate of 29.8507 shares per $1,000 principal amount of the Convertible Notes, or 1,194,030 shares in the aggregate, assuming payment in cash of all interest payments. On January 28, 2010, the conversion price was automatically adjusted, pursuant to the terms of the Convertible Notes, to $30.00 per share. The conversion price is also subject to standard weighted-average anti-dilution protection.

        As a result of the rights offering, if we are unable to repurchase all of the Convertible Notes held by holders of Convertible Notes with whom we have entered into purchase agreements, the conversion price of the Convertible Notes may be reduced, subject to certain limitations set forth in the Convertible Notes. The conversion price may be further reduced in the future upon the occurrence of specified events, and, to the extent it is so reduced, the Convertible Notes will be convertible into additional shares of our common stock without the payment of any additional consideration, resulting in further dilution to our then existing holders of common stock. There can be no assurance that any such conversion price adjustments will not occur.

The Convertible Notes provide the holders with certain rights of redemption and, upon the occurrence of various events of default and change of control transactions, the right to require us to redeem the Convertible Notes for cash. We may not have the funds necessary to redeem the Convertible Notes for cash, or any such redemption of the Convertible Notes could leave us with little or no working capital for operations or capital expenditures.

        Beginning July 28, 2011, the third anniversary of the closing of the sale of Convertible Notes, or upon a change of control transaction, each investor has the right to require us to redeem all or any portion of such investor's Convertible Note at a redemption price equal to 100% of the principal amount of the Convertible Note being redeemed, plus accrued and unpaid interest thereon. A change in control transaction includes the acquisition by any person or group of beneficial ownership of 50% or more of our outstanding common stock. If an investor elects to convert its Convertible Note in connection with a change of control, in certain circumstances, we may also have to pay a make-whole premium. In addition, the Convertible Notes allow each investor to require us to redeem the Convertible Notes upon the occurrence of various events of default. In such a situation, we may be required to redeem all or part of the Convertible Notes, including any accrued interest, redemption premiums and penalties. If holders of the Convertible Notes elect to redeem their notes or an event of default or a change of control occurs, we may be unable to repay the full redemption amount in cash. Even if we were able to prepay the full amount in cash, any such repayment could leave us with little or no working capital for our business. We have not established a sinking fund for payment of our obligations under our Convertible Notes, nor do we anticipate doing so. Any failure to pay amounts due under the Convertible Notes may also constitute an event of default under the terms of our other credit facilities existing at the time.

        Pursuant to the terms of the purchase agreements entered into with certain holders of Convertible Notes, provided we repurchase all of the Convertible Notes held by holders of Convertible Notes with whom we have entered into purchase agreements, the July 28, 2011 redemption right will be deleted and no redemption right will be triggered pursuant to any change of control that may result from the rights offering.

Additional Risks Relating to our Common Stock

Trading in our stock has been limited, so investors may not be able to sell as much stock as they want at prevailing prices.

        The average daily trading volume in our common stock for the period beginning January 1, 2010 to June 14, 2010 was approximately 47,800 shares. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices. Moreover, the market price for shares of our common stock may be made more volatile because of the relatively low volume of trading in our common stock. When trading volume is low, significant price movement can be caused by the trading in a relatively small number of shares. Volatility in our common stock could cause shareholders to incur substantial losses.

Our stock price has been subject to significant volatility.

        For the twelve months ended December 31, 2009, the daily closing price per share of our common stock has ranged from a high of $13.11 per share to a low of $5.20 per share. From January 1, 2010 through June 14, 2010 the daily closing price per share of our common stock has ranged from a high of $7.65 to a low of $2.35. Our stock price has been, and may continue to be, subject to significant volatility. Among others, including the risks and uncertainties discussed in this prospectus, the following factors, some of which are out of our control, may cause the market price of our common stock to continue to be volatile:

  •
  our quarterly or annual earnings or those of other companies in our industry;

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  actual or anticipated fluctuations in our operating results; and

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  comments made by securities analysts covering our stock.

        Fluctuations in the price of our common stock may be exacerbated by economic and other conditions on Maui in particular, or conditions in the financial markets generally.

We do not anticipate declaring any cash dividends on our common stock.

        We have not declared or paid regular cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business. The payment of cash dividends by us is restricted by certain of our credit facilities, which contains restrictions prohibiting us from paying any cash dividends without the lender's prior approval. If we do not pay dividends, our stock may be less valuable to you because a return on your investment will only occur if our stock price appreciates.

If we do not meet the continued listing requirements of the New York Stock Exchange (NYSE), our common stock may be delisted.

        Our common stock is currently listed on the NYSE. On January 11, 2010 we received notification from the NYSE that we are no longer in compliance with the NYSE's continued listing standards because our average market capitalization was less than $50 million over a 30 trading-day period and our most recently reported shareholders' equity was less than $50 million.

        Under applicable NYSE procedures, we had 45 days from receipt of the notification to submit a plan to the NYSE to demonstrate our ability to achieve compliance with the continued listing standards within 18 months. We submitted such a plan to the NYSE on February 22, 2010 and the NYSE has accepted the plan. With acceptance of the plan, we have 18 months from the original notification date in which to comply with the average market capitalization standard, subject to compliance with the NYSE's other continued listing requirements and subject to quarterly reviews by the NYSE to monitor our progress against the plan. During this time, our common stock will continue to be listed on the NYSE.

        Among the other NYSE continued listing standards, a company is subject to delisting if average global market capitalization over a consecutive 30 trading day period is less than $15 million, regardless of stockholders' equity or if a company's average common stock prices is less than $1.00 for more than 30 consecutive trading days. As of June 14, 2010, our closing stock price was $4.10 per share and our average global market capitalization over the previous consecutive 30 trading-day period ended on June 14, 2010 was approximately $39.2 million.

        In the future, we may not be able to meet the continued listing requirements of the NYSE, in response to which, the NYSE may take action to delist our common stock. In such event, if we are unable to regain compliance with the NYSE's continued listing standards within the required time frames, our common stock would be delisted, which would violate the provisions of our $50 million line of credit and our $40 million senior secured convertible notes and could result in these debts becoming immediately due. In addition, delisting could negatively impact us by, among other things, reducing the liquidity and market price of our common stock, reducing the number of investors willing to hold or acquire our common stock, decreasing the amount of news and analyst coverage for us, and limiting our ability to issue additional securities or obtain additional financing in the future, and might negatively impact our reputation and, as a consequence, our business.

USE OF PROCEEDS

        If all of the rights are exercised, the total purchase price of the shares offered in the rights offering, and the gross proceeds to the Company from the rights offering, would be $40.0 million. However, the actual amount of proceeds raised pursuant to the rights offering will depend on the participation in the rights offering. We intend to use the proceeds of the rights offering to reduce our indebtedness by repurchasing all or a portion of our senior secured convertible notes and for general corporate purposes, including working capital and short-term capital requirements related to real estate activities such as pre-development costs.

        We have entered into purchase agreements with holders of our senior secured convertible notes who hold in the aggregate $25.5 million of the principal amount of our senior secured convertible notes, or approximately 64% of all of our senior secured convertible notes currently outstanding, to purchase the notes held by such holders for 88% of the principal amount. We paid to the holders who entered into purchase agreements an additional 2% of the principal amount in exchange for such holders' agreement not to transfer their notes for a period of up to 47 days, which may be extended under certain circumstances. We may enter into similar purchase agreements with the remaining holders of our senior secured convertible notes. We intend to purchase all of the notes held by the holders of senior secured convertible notes with whom we enter into a purchase agreement with the proceeds from this offering. Under the terms of the purchase agreements, the note holders are not required to sell a portion of their notes back to us if we do not raise enough capital to purchase all of the notes held by the holders with whom we enter into purchase agreements. There is currently an aggregate of $40 million of principal outstanding under the senior secured convertible notes. The notes bear interest at 5.875% per annum payable quarterly in cash in arrears and mature on July 15, 2013, subject to earlier conversion or redemption under certain conditions as specified in the notes.

CAPITALIZATION

        The following table describes capitalization as of March 31, 2010, on an actual basis and on a pro forma basis, as adjusted, to give effect to the sale of all                    shares offered in the rights offering (including application of net proceeds as described above) at the subscription price of $            per share.

	As of March 31, 2010
	Actual	Pro forma as adjusted
	(Unaudited)
	(In thousands of US dollars, except share data)
Debt:
Current portion of long-term debt and capital lease obligations, accounts payable and other current liabilities	$85,354	$85,354
Long term debt and capital lease obligations(a)	35,447	9,947
Other long-term liabilities	77,152	77,152

Total debt(a)	$197,953	$172,453

Stockholders' equity:
Common Stock, no par value; 23,000,000 shares authorized; 8,101,433 issued and outstanding shares, actual; issued and outstanding shares, as adjusted	$35,586	$75,586
Additional paid-in capital	9,063	9,063
Accumulated deficit	(119,428)	(119,428)
Accumulated other comprehensive loss	(3,252)	(3,252)

Stockholders' Deficiency	(78,031)	(38,031)

Total capitalization	$119,922	$159,922

(a)
The pro forma as adjusted amounts reflect the purchase of the senior secured convertible notes held by the holders with whom we entered into purchase agreements as of the filing date of the registration statement of which this prospectus is a part. We may repurchase up to all of the $40 million of senior secured convertible notes. See Use of Proceeds section.

        The issued and outstanding share amount set forth in the table above excludes the following:

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  Options to purchase an aggregate of 234,000 shares of common stock at a weighted average exercise price of $26.86.

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  Up to 1,333,333 shares of common stock that are issuable upon conversion of the Company's $40 million of senior secured convertible notes that were issued in July 2008 (without giving effect to any anti-dilution adjustment that may result from the rights offering or the repurchase of any such notes).

THE RIGHTS OFFERING

The Subscription Rights

        We are distributing, at no charge, to the record holders of our shares of common stock as of the record date, non-transferable subscription rights to purchase shares of our common stock. The subscription price is $            per share. The subscription rights will entitle the holders of our common stock to purchase approximately                    shares of our common stock for an aggregate purchase price of $40 million.

        Each eligible holder of record of shares of our common stock will receive one subscription right for each share of common stock owned by such holder as of 5:00 p.m., New York time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

        Pursuant to your basic subscription privilege, each subscription right entitles you to purchase                    shares of our common stock, upon delivery of the required documents and payment of the subscription price of $            per share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege; however, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your oversubscription privilege.

        Fractional shares of common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Over-Subscription Privilege

        If you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of the shares of our common stock that are not purchased by other shareholders through the exercise of their respective basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full. If, however, over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock pro rata among each shareholder exercising the over-subscription privilege in proportion to the number of shares of common stock owned by such shareholder on the record date, relative to the number of shares owned on the record date by all shareholders exercising the oversubscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of shares of common stock than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed, and the remaining shares of common stock will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied.

        In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offer. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offer, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of common stock available to you, assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you).

        We can provide no assurance that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our shareholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent a sufficient amount of shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

  •
  To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

  •
  To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

No Standby Purchase Commitment

        We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any shares of our common stock not subscribed for through the exercise by our shareholders of the basic subscription privilege or the over-subscription privilege. Accordingly, the proceeds raised pursuant to the rights offering will be raised from investors that are shareholders of the Company as of the record date for the rights offering.

No Agreement with Shareholders

        We are not entering into any agreements with any of our existing shareholders pursuant to which they have agreed to exercise any rights granted to them pursuant to the rights offering. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering and there is no minimum purchase requirement as a condition to accepting subscriptions.

Delivery of Shares of Common Stock Acquired in the Rights Offering

        If you purchase shares in the rights offering by submitting a subscription form and payment, BNY Mellon Shareowner Services, our stock transfer agent, will issue to you through the Direct Registration System (DRS) the new shares purchased and a confirmation statement will be mailed to you as soon as practicable after the completion of the rights offering. Until your new shares have been issued through DRS, you may not be able to sell the shares of common stock acquired in the rights offering. If, as of the record date, your shares were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offer, your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.

Reasons for the Rights Offering

        Prior to approving the rights offering, our board of directors carefully considered, among others, the following important factors:

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  the challenging current market conditions and the lack of other viable financing opportunities available to us now or in the near future;

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  the cost of capital from other financing sources to the extent they may be available;

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  our immediate need for capital and liquidity,

  •
  the fact that our shareholders are not obligated to exercise their respective rights and the rights offering may be significantly undersubscribed;

  •
  our desire to provide an opportunity for our shareholders to participate in the financing on a pro rata basis; and

  •
  the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering to the extent they do not exercise their basic subscription privilege in full.

        After weighing the factors discussed above, and the effect of the $40 million in additional capital, before expenses, that may be generated by the sale of shares pursuant to the rights offering, our board of directors believes that the rights offering is in the best interests of the Company.

        As described in the section of this prospectus entitled "Use of Proceeds," the proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering, will be used to reduce indebtedness by repurchasing all or a portion of our senior secured convertible notes and for general corporate purposes, including working capital and short-term capital requirements related to real estate activities such as pre-development costs. Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights. Shareholders who exercise their subscription rights risk investment loss on their investment. We cannot assure you that the market price of our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering.

Effect of Rights Offering on Existing Shareholders

        The ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privileges will be diluted.

Method of Exercising Subscription Rights

        The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

  Subscription by Registered Holders

        If you hold certificates of shares of our common stock, the number of rights you may exercise pursuant to the basic subscription privilege will be indicated on the subscription form delivered to you. You may exercise your subscription rights by properly completing and executing the subscription form and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below.

  Subscription by Beneficial Owners

        If you are a beneficial owner of our shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a subscription form. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. We will ask your record holder to notify you of the rights offering, but we are not responsible for the failure of your record holder to contact you. If you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly contact your broker, dealer, custodian bank or other nominee in order to subscribe for shares of our common stock in the rights offering.

        If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., New York time,                         , 2010 expiration date we have established for the rights offering.

Payment Method for Registered Holders

        As described in the instructions accompanying the subscription form, payments must be made in full in United States currency, in immediately available funds, by certified bank or cashiers check payable to BNY Mellon Shareowner Services, as subscription agent, f/b/o Maui Land & Pineapple Company, Inc., drawn upon a U.S. bank. Personal checks are not accepted. Payment received after the expiration of the rights offering may not be honored, and the subscription agent will return your payment to you promptly, without interest or penalty.

        You should read and follow the delivery and payment instructions accompanying the subscription form. Do not send subscription forms or payments directly to Maui Land & Pineapple Company, Inc. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription form and other subscription documents and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

        The method of delivery of subscription forms and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send subscription materials and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Missing or Incomplete Subscription Information

        If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of our shares of common stock, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty.

Expiration Date and Amendments

        The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York time, on                         , 2010, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if the subscription agent receives your subscription form and subscription payment after that time, regardless of when the subscription form and subscription payment were sent by you. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not have any obligation to do so and do not presently intend to do so. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York time, on the next business day after the most recently announced expiration date of the rights offering. We reserve the right to amend or modify the terms of the rights offering.

Subscription Price

        Our board of directors determined the subscription price after considering, among other things, the likely cost of capital from other sources, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, our need for liquidity and capital, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. The subscription price of $            per share is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock offered in the rights offering.

        We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell common stock purchased during the rights offering at a price equal to or greater than the subscription price.

Conditions, Withdrawal and Termination

        We reserve the right to withdraw the rights offering prior to the expiration of the rights offer for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Subscription Agent

        The subscription agent for this rights offering is BNY Mellon Shareowner Services. The address to which subscription documents, subscription forms, subscription documents, and subscription payments should be mailed or delivered is:

If Delivering by Mail:	If Delivering by Hand or Courier:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Action Department	Attn. Corporate Action Department, 27th Floor
PO Box 3301	480 Washington Blvd.
South Hackensack, NJ 07606	Jersey City, NJ 07310

        You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York City time, on                                         , 2010. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Information Agent

        We have appointed BNY Mellon Shareowner Services as information agent for the rights offering. Any questions regarding the Maui Land & Pineapple Company, Inc. rights offering or requests for additional copies of documents may be directed to BNY Mellon Shareowner Services at (866) 282-2358 for calls within the U.S., Canada and Puerto Rico or at (201) 680-6579 for calls outside the U.S., Canada and Puerto Rico.

Fees and Expenses

        We will pay all fees charged by the subscription agent and information agent. You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise of the subscription rights.

Fractional Shares

        We will not issue fractional shares. Fractional shares of common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. All subscription payments received by the subscription agent that would have been used to purchase fractional shares will be returned promptly, without interest or penalty.

Beneficial Owners

        If you do not hold certificates for shares of our common stock you are a beneficial owner of shares of our common stock. Instead of receiving a subscription form, you will receive your subscription rights through a broker, dealer, custodian bank or other nominee. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering.

        You should contact your broker, dealer, custodian bank or other nominee if you do not receive information regarding the rights offering, but believe you are entitled to subscription rights. We are not responsible if you do not receive notice by your broker, dealer, custodian bank or other nominee or if you do not receive notice in time to respond to your intermediary by the deadline established by the nominee, which may be prior to 5:00 p.m. New York time, on                               , 2010.

        If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you. If you hold certificates for shares of our common stock and received a subscription form, but would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your intermediary and request it to effect the transaction for you.

Notice to Record Holders

        If you are a broker, dealer, custodian bank or other nominee that holds shares of our common stock as record holder for the account of others on the record date, you should notify the beneficial owners of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should submit information and payment for shares. We expect that the exercise of subscription rights on behalf of beneficial owners may be made through the facilities of DTC. You may exercise individual or aggregate beneficial owner subscription rights by instructing DTC to transfer subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised and the number of common shares subscribed for under the basic subscription privilege and the over-subscription privilege, if any, and your full subscription payment.

Non-Transferability of Subscription Rights

        The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the NYSE or any other stock exchange or market, or on the OTC Bulletin Board or Pink Sheets. The shares of common stock issuable upon exercise of the subscription rights will be listed on the NYSE under the ticker symbol "MLP."

Validity of Subscriptions

        We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed subscription form, any other required documents, and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

        The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Shareholder Rights

        You will have no rights as a holder of our shares of common stock you purchase in the rights offering, if any, until certificates representing our shares of common stock are issued to you or until your account at your record holder is credited with shares of common stock purchased in the rights offering. You will have no right to revoke your subscriptions once made in accordance with the procedures set forth in this prospectus.

Foreign Shareholders

        We will not mail this prospectus or subscription forms to shareholders with addresses that are outside the United States or that have a military or diplomatic post office (APO/FPO/DPO) office or foreign post office address. The subscription agent will hold these subscription forms for their account. To exercise subscription rights, our shareholders with addresses outside the United States must notify the subscription agent prior to 12:00 p.m., New York time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

        Once you submit the form of subscription form to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at the subscription price.

Material United States Federal Income Tax Consequences

        For United States federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. However, you should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see "Material United States Federal Income Tax Consequences."

Listing

        We expect that the shares of common stock that we will issue upon exercise of the subscription rights will be listed for trading on the NYSE under the symbol "MLP" and we intend to apply for listing of the shares of common stock issued in the rights offering.

Outstanding Shares of Common Stock after the Rights Offering

        As of                               , 2010,                           shares of our common stock were issued and outstanding. Assuming no other transactions by us involving our common stock, and no options for our common stock are exercised, prior to the expiration of the rights offering, if the rights offering is fully subscribed through the exercise of the subscription rights, then a total of                          shares of our common stock will be issued and outstanding after the closing of the rights offering. As a result of the rights offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privileges will be diluted.

 BUSINESS

Overview

        Maui Land & Pineapple Company, Inc. is a Hawaii corporation, the successor to a business organized in 1909. The Company consists of a landholding and operating parent company and its principal subsidiaries, including Maui Pineapple Company, Ltd. (MPC) and Kapalua Land Company, Ltd.

        We currently have two operating segments as follows:

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  Community Development.  The Community Development segment includes our real estate entitlement, development, construction, sales and leasing activities. This segment also includes the operations of Kapalua Realty Company, a general brokerage real estate company located within Kapalua Resort and our Public Utilities Commission-regulated water and sewage transmission operations. The Community Development segment includes our 51% equity interest in Kapalua Bay Holdings, LLC ("Bay Holdings").

  •
  Resort.  The Resort segment includes our ongoing operations at the Kapalua Resort. These operations currently include two championship golf courses, a tennis facility, the Kapalua Spa, which opened in July 2009, and several retail outlets. Prior to mid-December 2009, the Resort operations also included a vacation rental program (The Kapalua Villas) and Kapalua Adventures, which is comprised of zip-lines stretching over scenic ravines in the West Maui mountains, a high ropes challenge course, a climbing wall and other activities. In December 2009, we entered into agreements to transfer the operations of The Kapalua Villas and the Kapalua Adventures operations to third parties.

        On November 2, 2009, our Board of Directors approved the cessation of our pineapple agriculture operations by December 31, 2009. The Agriculture segment primarily included growing, packing, and marketing of fresh pineapple. Our pineapple was sold under the brand names Maui Gold® and Hawaiian Gold™. We also grew and marketed fresh organic pineapple. A portion of our business included processing (canning) pineapple; however, we ceased substantially all canning and processing of solid-pack product in June 2007. In December 2009, we entered into agreements with an unrelated, closely held company that began to grow and market Maui Gold® pineapple as of January 1, 2010. We currently account for our Agriculture segment as discontinued operations.

        In the first quarter of 2010, we incurred a net loss of $2.7 million and had cash provided by operations of $3.3 million. In 2009, we incurred a net loss of $123.3 million and had negative cash flows from operations of $15.9 million. Efforts to increase liquidity and to stabilize the Company for future opportunities consumed much of our management time in 2009. In May, our Board of Directors appointed Warren H. Haruki to serve as Interim Chief Executive Officer in addition to his position as Executive Chairman after Robert I. Webber resigned from his positions as our President and Chief Executive Officer. In February 2010, our Board of Directors appointed Ryan L. Churchill to serve as our President and Chief Operating Officer, and in May 2010, our Board of Directors appointed Tim T. Esaki to serve as our Chief Financial Officer. In October, our revolving credit agreement with Wells Fargo Bank was increased from $45 million to $50 million and the maturity date for this facility and our $25 million revolving credit were extended from March 2010 to March 2011. In March 2009, in an effort to reduce costs, we eliminated approximately 100 employees from our workforce. Further workforce reductions as a result of outsourcing certain resort operations and elimination of the Agriculture segment in December, resulted in a total reduction in our work force of approximately 540 employees. Most of the employees from our Kapalua Villas and Kapalua Adventures operations were hired by the new third party operators.

Description of Business

Community Development

        The Community Development segment is responsible for all of our real estate entitlement, development, construction, sales and leasing activities. Our development projects are focused primarily on the luxury real estate market in and surrounding the Kapalua Resort and affordable and moderately priced residential and mixed use projects in West Maui and Upcountry Maui. This segment also includes the operations of Kapalua Realty Company, a general brokerage real estate company located within the Kapalua Resort; and our Public Utilities Commission-regulated water and sewage transmission operations that service the Kapalua Resort and parts of West Maui. Revenues from our Community Development segment were $3.9 million, or approximately 36% of consolidated revenues for the first quarter of 2010, and $2.0 million, or approximately 18% of consolidated revenues, for the first quarter of 2009. Revenues from our Community Development segment were $19.9 million, or approximately 39% of consolidated revenues for the year ended December 31, 2009, and $11.4 million, or approximately 22% of our consolidated revenues for the year ended December 31, 2008. The Community Development segment reported an operating profit of $800,000 for the first quarter of 2010 compared to an operating loss of $3.2 million for the first quarter of 2009. Operating loss from our Community Development segment for the two years ended December 31, 2009, was $62.6 million and $40.0 million, respectively.

        Our property on West Maui includes approximately 21,800 acres, most of which remain as conservation or open space. We currently have approximately 7,900 acres that are not in the current development plans or held for sale, and are not used in our other operations or planned or used in conservation. These properties will in the future be evaluated to determine the appropriate use or disposition of the acreage.

        We are the lessor of certain commercial and residential properties primarily at the Kapalua Resort. Beginning in late December 2009 and January 2010, we have license and lease arrangements for the use of certain of our buildings, facilities, land and trade names with entities who have purchased portions of our Agriculture segment operations, and assumed the management of our Kapalua Adventures, and our Kapalua Villas operations. We were the ground lessor under a long-term lease with the Ritz-Carlton, Kapalua hotel, until March 2007 when we sold the land to the lessee for $25 million and acquired a partial interest in the joint venture that is now the owner of the hotel and the fee interest. In December 2007, we entered into a long term lease agreement with celebrity chef and restaurateur, Peter Merriman, to operate a new restaurant at the oceanfront site of our former Bay Club Restaurant that had been closed since August 2004.

        In August 2004, we contributed the fee interests in the land underlying the Kapalua Bay Hotel and our interests in The Kapalua Shops to Kapalua Bay LLC ("Kapalua Bay"), a wholly owned subsidiary of Bay Holdings, a limited liability company formed as a joint venture among the Company, Marriott International Inc. and Exclusive Resorts LLC. We have a 51% interest in, and are the managing member of, Bay Holdings. Bay Holdings constructed The Residences at Kapalua Bay, consisting of approximately 146 units that are being sold as whole ownership and fractional ownership residences, a clubhouse, pool, spa and other amenities. Construction of the project was substantially complete in June 2009 and through the end of 2009 20 whole-ownership units and 88 fractional-ownership units have closed escrow. As of the end of 2009, construction work has been completed. In September 2009, Bay Holdings recorded a $208.8 million charge representing an impairment of the value of The Residences at Kapalua Bay project. We recorded losses from this joint venture of $47.2 million in 2009 and stopped recording our share of Bay Holdings' losses after our investment balance and other amounts advanced to Bay Holdings were reduced to zero, and the estimated remaining obligations to the joint venture were accrued.

        In September 2009, we sold 125 acres that comprised a portion of our Kapalua Mauka project for $10.0 million. We also sold three other real properties and the last lot in Honolua Ridge Phase II during the third and fourth quarters of 2009, which resulted in cash proceeds of approximately $4.7 million. Honolua Ridge Phase I and II were comprised of a total 50 agricultural lots ranging from three to 30 acres, with original list sales prices ranging from $895,000 to $7.3 million. We began selling Phase I in 2004 and Phase II in 2005. In 2008, we sold three real estate inventory properties that resulted in cash proceeds of approximately $4.2 million and in 2007, we sold approximately 683 acres of real estate inventory that resulted in cash proceeds of approximately $19.4 million.

        Appropriate entitlements must be obtained for land that is intended for development. Securing proper land entitlement is a process that requires obtaining county, state and federal approvals, which can take many years to complete and entails a variety of risks. The entitlement process requires that we satisfy all conditions and restrictions imposed in connection with such governmental approvals including, among other things, construction of infrastructure improvements, payment of impact fees (for things such as parks and traffic mitigation), restrictions on permitted uses of the land, and provision of affordable housing. We actively work with the community, regulatory agencies, and legislative bodies at all levels of government in an effort to obtain necessary entitlements consistent with the needs of the community.

        We have approximately 1,600 acres of land in Maui that are at various stages in the land entitlement process as follows:

Location	Number of Acres	Zoned for Planned Use
Kapalua Resort	800	Yes
Other Kapalua Resort and West Maui	500	No
Upcountry	300	No

        At the end of 2008, we halted the start of construction of new development projects, and to date, we have not resumed construction of our development projects because of the current economic climate and cash flow constraints. However, we expect to continue engaging in planning, permitting and entitlement activities for our development projects, and we intend to proceed with construction and sales of the following projects, among others, when internal and external factors permit:

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  Kapalua Mauka:  As presently planned, this project is comprised of 690 single and multi-family residential units and commercial components, five acres of commercial space and up to 27 holes of golf on a total of 800 acres.

  •
  The Village at Kapalua:  This is the commercial component of the central area of the Kapalua Resort. It is planned to be built in two phases and will add approximately 30,000 square feet of new commercial/retail space to the Kapalua Resort. The Village will also include apartments, condominiums and other resort-related facilities. The first phase of the commercial component opened in 2006, which included approximately 12,000 square feet of commercial/retail space.

  •
  Pulelehua:  This project is designed to be a new traditional community for working families in West Maui. It encompasses 312 acres and is currently planned to include 13 acres for an elementary school, 882 dwelling units, 91 acres of usable open space, and a traditional village center with a mix of residential and neighborhood-serving commercial uses. We are currently in the process of securing a hearing for the project with the Maui County Council Land Use Committee.

  •
  Hali`imaile Town:  This project is contemplated to be a new town in Upcountry Maui, a holistic traditional community with agriculture, education, and sustainability as core design elements. Community design workshops were held to involve the Maui community in determining the vision for this community. The public approval process for any plan to develop this area is expected to take several years and will be subject to urban growth boundary determination by the County of Maui as it updates the County General Plan over the next year.

        The price and market for luxury real estate on Maui has in the past been highly cyclical based upon interest rates, the general real estate markets on the mainland United States (specifically the West Coast), the popularity of Hawaii as a vacation destination, the general condition of the economy in the United States and Asia, and the relationship of the dollar to foreign currencies. The Community Development segment faces substantial competition from other land developers on the island of Maui as well as in other parts of Hawaii and the mainland United States.

Resort

        Kapalua Land Company, Ltd. is the operating subsidiary that includes our Resort segment, which operates the Kapalua Resort, a master-planned resort community on Maui's northwest coast. Revenues from our Resort segment were $6.9 million, or 64% of our consolidated revenues for the first quarter of 2010, and $8.6 million, or approximately 80% of consolidated revenues for the first quarter of 2009. Revenues from our Resort segment were $29.8 million, or approximately 59% of our consolidated revenues for the year ended December 31, 2009, and $37.4 million, or approximately 73% of our consolidated revenues for the year ended December 31, 2008. The Resort segment reported an operating loss of $2.5 million for the first quarter of 2010, compared to an operating loss of $4.2 million for the first quarter of 2009. Operating loss from our Resort segment for the two years ended December 31, 2009, was $16.1 million and $19.7 million, respectively.

        Presently, the Kapalua Resort includes 1,650 acres bordering the ocean with three white sand beaches and includes two championship golf courses (The Bay Course and The Plantation Course), the Kapalua Spa, which opened in July 2009, The Ritz-Carlton, Kapalua hotel, the Ritz-Carlton Residences and Club, Kapalua Bay, eight residential neighborhoods, a ten-court tennis facility, the first phase of commercial space in the central area of the Resort, several restaurants, and over 700 single-family residential lots, condominiums and homes. The Kapalua Resort includes a trail system that runs along the ocean, through the mountains and winds through the resort. We operate the Kapalua Resort's golf courses, the Kapalua Golf Academy, spa, tennis facility and retail shops. We also manage The Kapalua Club, a membership program that provides certain benefits and privileges within the Kapalua Resort for its members. In March 2009, we concluded the sale of The Plantation Golf Course (PGC) for $50 million. Concurrent with the closing of the sale, we entered into an agreement to leaseback the PGC for an initial period of two years for an annual net rental payment of $4 million. Prior to March 2007, we owned and operated a third golf course (the Village Course); the course was closed as of February 28, 2007.

        Prior to mid-December 2009, we were the operator of a vacation rental program (The Kapalua Villas), and provided certain services to the Resort. We had approximately 200 units in our Kapalua Villas short-term rental program. Our operations also included the Kapalua Adventures, which was comprised of zip-lines stretching over scenic ravines in the West Maui Mountains, a ropes challenge course, a climbing wall and other adventures, and a café and retail area.

        In December 2009, we concluded agreements with third parties to operate and manage The Kapalua Villas and the Kapalua Adventures. The café and retail portion of Kapalua Adventures was closed in December 2009. Also in December 2009, the association for the overall maintenance of the Kapalua Resort entered into agreements with other operators to provide security and shuttle services to the Resort. We continue to provide the landscaping services for the Resort.

  Signature Events

        We utilize nationally televised professional golf tournaments as a marketing tool for the Kapalua Resort. Since January 1999, the Kapalua Resort has hosted the season opening event for the PGA Tour on the Plantation Course. For the January 2010 tournament, SBS Media Holdings, a private, Korean media broadcasting company, was our title sponsor for the event.

        Other signature events at the Kapalua Resort include:

  •
  Celebration of the Arts, a three-day festival held in the Spring that pays tribute to the people, arts and culture of Hawaii through demonstrations in hula and chant, workshops in Hawaiian art, and one-on-one interaction with local artists;

  •
  Kapalua Wine & Food Festival, an annual event held in the summer that attracts world-famous winemakers, chefs and visitors to Kapalua for a series of wine tasting, festive gatherings and gourmet meals; and

  •
  Billabong Pro Maui, the last Triple Crown women's surf contest of the year held in December at Honolua Bay.

        In July 2007, we entered into an agreement with the LPGA to sponsor an annual 72-hole stroke play golf tournament for five years beginning in October 2008. We were unable to find a title sponsor for the first LPGA Classic held in October 2008 and we absorbed the net cost of sponsoring the tournament of approximately $3.4 million. In June 2009, we announced that due to the lack of a title sponsor, we were unable to hold the event scheduled for October 2009, which resulted in a dispute with the LPGA. As required by our agreement with the LPGA, the dispute will be resolved by mediation and, if necessary, by binding arbitration. By agreement between the parties, mediation is suspended through November 2010 as we continue to work with the LPGA to seek a title sponsor for this event or a suitable resolution.

  Competition

        The Kapalua Resort faces substantial competition from alternative visitor destinations and resort communities in Hawaii and throughout the world. The Kapalua Resort's primary resort competitors on Maui are located in Kaanapali, which is approximately five miles from Kapalua, and in Wailea on Maui's south coast.

Agriculture

        Maui Pineapple Company, Ltd. was the operating subsidiary for our Agriculture segment. Our business was focused on growing, harvesting, packing and marketing fresh premium pineapple. We sold our fresh Maui Gold® pineapple directly to wholesalers and grocery stores in Hawaii and through a consignment arrangement with Calavo Growers, Inc. to customers in the continental United States and Canada. We also sold our Maui Gold® pineapple as gift packs on our website and through certain retail outlets in Hawaii.

        Prior to 2008, we owned and operated fully integrated facilities for the production of fresh and processed pineapple. Harvested fruit was directed to fresh or canning facilities based on market conditions and fruit size and quality. The metal containers used in canning pineapple were produced in a Company-owned plant at the cannery site. Our processed pineapple products were primarily sold as private label pineapple with 100% HAWAIIAN U.S.A. stamped on the can lid, primarily to large grocery chains and to the United States government. We substantially ceased canning operations by the end of 2007, in order to focus on the sale of fresh fruit and pineapple juice.

        Our fresh pineapple was sold in competition with both foreign and United States companies. Our principal competitors were Dole Food Company, Inc. and Del Monte Fresh Produce Company, each of which produces substantial quantities of fresh pineapple products, a significant portion of which is grown in Central America.

        In November 2009, our Board of Directors approved the immediate cessation of pineapple planting and the closure of all agriculture operations by year-end. We currently account for the Agriculture segment as discontinued operations.

        On December 31, 2009, we entered into agreements with Haliimaile Pineapple Company, Limited (HPC), a closely held corporation. The agreements included (i) the sale to HPC of pineapple operating equipment, materials, supplies, and customer lists; (ii) grant of the exclusive, non-transferable, world-wide right to use MPC trademarks, trade names, symbols and logos for the sale, marketing and distribution of fresh pineapple grown on Maui; (iii) 20 year leases to HPC for approximately 950 acres and 59,000 square feet of office and warehouse space; (iv) an agreement for us to provide water to HPC from private water sources that we have contractual rights for the collection, transmission and delivery of non-potable agriculture and irrigation water; and (v) an agreement for HPC to harvest the existing pineapple crop through June 30, 2011 and fruit grown under an agreement with a private grower until December 31, 2010. HPC began to grow and market Maui Gold® as of January 1, 2010.

Employees

        As of March 31, 2010, we employed 229 people. During 2009, our staff was reduced by over 500 employees as a result of job consolidations, in connection with the cessation of our Agriculture segment operations as of year-end 2009, and the transfer of our Kapalua Villas and Kapalua Adventures operations, security and shuttle operation to other operators in December 2009.

Other Information

        Our Agriculture segment had engaged in continuous research to develop techniques to reduce costs through crop production and processing innovations and to develop and perfect new products. Research and development expenses approximated $473,000 in 2009, $1,407,000 in 2008 and $1,155,000 in 2007.

        We have reviewed our compliance with federal, state and local provisions that regulate the discharge of materials into the environment or are otherwise related to the protection of the environment. We do not expect any material future financial impact as a result of compliance with these laws.

        Pursuant to a settlement agreement with the County of Maui in 1999, we have a commitment until December 1, 2039 to share with several chemical manufacturers in the capital costs to install filtration systems in any future water wells if the presence of a nematocide, commonly known as DBCP, exceeds specified levels, and for the ongoing maintenance and operating costs for filtrations systems on existing and future wells. In March 2010, we were notified by the County of Maui that it intends to drill a well on state land in a conservation area that is adjacent to one of our former agriculture fields. While the proposed well could be in an area affected by agricultural chemicals, we will not be able to estimate the extent of our liability (if any) until a test well has been drilled and evaluated.

 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is traded on the NYSE under the symbol "MLP." The following chart reflects high and low sales prices during each of the quarters from January 1, 2008 through June 14, 2010:

	High	Low
Fiscal Year ended December 31, 2008
First Quarter	$33.01	$24.98
Second Quarter	34.00	27.00
Third Quarter	34.25	22.19
Fourth Quarter	28.00	7.50
Fiscal Year ended December 31, 2009
First Quarter	$13.67	$5.18
Second Quarter	10.24	5.53
Third Quarter	7.89	5.76
Fourth Quarter	6.90	5.36
Fiscal Year ended December 31, 2010
First Quarter	$8.20	$2.05
Second Quarter (through June 14, 2010)	6.23	4.08

        We have not declared any dividends from January 1, 2008 through March 31, 2010. Our ability to declare dividends is restricted by the terms of our outstanding convertible notes, unless we obtain the prior consent of the holders of the convertible notes representing at least 60% of the aggregate principal amount of convertible notes then outstanding. We do not intend to pay any cash dividends on our common stock in the foreseeable future. As of July     , 2010, the record date, there were      shareholders of record, which do not include beneficial owners of our common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

 TRANSACTIONS WITH RELATED PARTIES

        In April 2007, we sold approximately 181 acres of Upcountry Maui land to Ryan L. Churchill, our then Senior Vice President/ Corporate Development, and we recognized a pre-tax gain of $2.8 million. In February 2007, we sold approximately 157 acres of Upcountry Maui land to David C. Cole, our former Chairman, President and Chief Executive Officer.

        These land sale agreements were structured in compliance with our policy for related party real estate sales. Such policy requires an independent appraisal of the property value, allows for a 3% discount to the sales price in lieu of broker's commissions, and requires review and approval of the sales price by the Audit Committee of the Board of Directors (the "Committee"). The Committee reviewed the appraisals and the terms of the agreements with the other independent Directors, and the sales were approved by all of the independent directors. The subject properties had been previously designated for sale in 2004 as part of the real estate that was considered non-core to our operations.

        We have a 51% ownership interest in Kapalua Bay Holdings, LLC ("Bay Holdings"), the owner and developer of The Residences at Kapalua Bay. The other members of Bay Holdings, through wholly owned affiliates, are Marriott International Inc., which owns a 34% interest in Bay Holdings, and Exclusive Resorts LLC, which owns the remaining 15% interest in Bay Holdings. Stephen M. Case, a director and our largest shareholder, is the Chairman, Chief Executive Officer, and indirect beneficial owner of Revolution LLC, which is the indirect majority owner of Exclusive Resorts LLC, and thus Mr. Case may be deemed to have a beneficial interest in Bay Holdings.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes the material United States federal income tax consequences of the rights offering to holders of common stock that hold such stock as a capital asset (generally property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon the Code, regulations promulgated under the Code (including proposed and temporary regulations), rulings, administrative interpretations and pronouncements of the Internal Revenue Service, or the IRS, and court decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

        This discussion only applies to a holder that is a "U.S. person," which is defined as a citizen or resident of the United States, a domestic corporation (or entity treated as a domestic corporation for U.S. federal income tax purposes), an estate if the income of such estate is includible in gross income for U.S. federal income tax purposes regardless of its source, and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or if such trust has a valid election in effect to be treated as a U.S. person). Furthermore, this discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code including, but not limited to, partnerships, holders who are subject to the alternative minimum tax, holders who are dealers in securities or foreign currency, non-U.S. persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold their common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

        We have not sought, and will not seek, a ruling from the IRS regarding the federal income tax consequences of the rights offering or the related share issuances. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.

        ACCORDINGLY, EACH RECIPIENT OF RIGHTS IN THE RIGHTS OFFERING SHOULD CONSULT THE RECIPIENT'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCES THAT MAY RESULT FROM SUCH RECIPIENT'S PARTICULAR CIRCUMSTANCES.

Receipt of the Subscription Rights

        The distribution of subscription rights in the rights offering should be treated as a nontaxable stock dividend under Section 305(a) of the Code. The distribution of subscription rights would generally be a nontaxable stock dividend under Section 305(a) of the Code if it were a distribution, or part of a series of distributions, that does not have the effect of the receipt of cash or other property by some shareholders and an increase in the proportionate interest of other shareholders in our assets or earnings and profits under Section 305(b) of the Code. Distributions having this effect are referred to as "disproportionate distributions". Since the holders of our convertible debt securities will receive subscriptions rights in the rights offering to acquire shares of common stock equal to the number of shares of common stock acquirable upon a complete conversion of their debt securities, the distribution of the subscription rights should not be treated as being part of a disproportionate distribution under Section 305(b) of the Code. Accordingly, the following discussion assumes that the receipt of subscription rights by holders of our common stock will be treated as a nontaxable stock dividend under Section 305(a) of the Code.

        If the fair market value of subscription rights received by a holder is less than 15% of the fair market value of the common stock held by such holder on the date the subscription rights are received (referred to hereinafter as the "Previously Held Shares"), the subscription rights generally will be allocated a zero basis for federal income tax purposes, unless the holder makes an irrevocable election to allocate the holder's basis in the Previously Held Shares between the Previously Held Shares and the subscription rights in proportion to their relative fair market values determined on the date the subscription rights are received. If a holder chooses to allocate basis between Previously Held Shares and the subscription rights, this election must be made on a statement included with the holder's tax return for the taxable year in which such holder receives the subscription rights.

        Notwithstanding the foregoing, if the fair market value of the subscription rights received by a holder is 15% or more of the fair market value of such holder's Previously Held Shares, the holder must allocate such holder's basis in the Previously Held Shares between the Previously Held Shares and the subscription rights in proportion to their relative fair market values determined on the date the subscription rights are received.

Expiration of Subscription Rights

        A holder that allows the subscription rights to expire should not recognize any gain or loss, and the tax basis in such holder's Previously Held Shares should be equal to their tax basis immediately before the holder's receipt of the subscription rights. If the subscription rights expire without exercise after a holder has disposed of Previously Held Shares, such holder should consult its tax advisor regarding the ability to recognize a loss (if any) on the expiration of the subscription rights.

Exercise of Subscription Rights

        A holder should not recognize gain or loss on the exercise of subscription rights. Generally, the tax basis of a share of common stock acquired through exercise of the subscription rights will be equal to the sum of the tax basis in the subscription right, if any, plus the subscription price. The holding period for a share of common stock acquired upon exercise of subscription rights begins with the date of exercise.

Disposition of the Rights Shares

        If a holder sells or otherwise disposes of the common stock received as a result of exercising the subscription rights, such holder's gain or loss recognized upon that sale or other disposition will be a capital gain or loss assuming the share is held as a capital asset at the time of sale. Such capital gain or loss will be long-term or short-term capital gain or loss depending upon whether the shares have been held for more or less than the applicable statutory holding period (which is currently more than one year for long-term capital gain).

Treatment as a Disproportionate Distribution

        If the distribution of subscription rights were treated as a disproportionate distribution under Section 305(b) of the Code, the fair market value of the subscription rights received in the rights offering by a holder generally would be treated as a "dividend distribution" to such holder under Section 301 of the Code (potentially taxable at a rate of 15% subject to certain qualifications), to the extent of such holder's share of our current and accumulated earnings and profits in our current taxable year. To the extent the fair market value of the subscription rights received by a holder exceeds the holder's share of our current and accumulated earnings and profits, the excess first would be treated as a tax-free return of capital to the extent of the holder's adjusted tax basis in all of the holder's shares and any remainder would be treated as capital gain. Such capital gain would be long-term or short-term capital gain depending upon whether the shares have been held for more or less than the applicable statutory holding period (which is currently more than one year for long-term capital gain).

Information Reporting and Backup Withholding

        Payments made to a holder of proceeds from the sale of shares of common stock received upon exercise of the subscription rights may be subject to information reporting to the IRS and possible U.S. federal backup withholding (which is currently at a rate of 28%). Backup withholding, generally will not apply if a holder furnishes a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establishes that the holder is exempt from backup withholding. Amounts withheld as backup withholding may be credited against the holder's U.S. federal income tax liability, if any, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. Holders should consult their own tax advisors regarding the information reporting and backup withholding tax rules.

The foregoing summary is included for informational purposes only and is not intended to be tax advice. We urge you to consult with your own tax advisor with respect to the tax consequences of the rights offering applicable to your own particular situation.

PLAN OF DISTRIBUTION

        On or about                    , 2010, we will distribute the rights, subscription forms, and copies of this prospectus to individuals who owned shares of common stock on                    , 2010, the record date without the services of an underwriter or selling agent. We expect that the shares of common stock to be issued in the rights offering will be, traded on the NYSE under the symbol "MLP." If you wish to exercise your rights and purchase shares of common stock, you should complete the subscription form and return it with payment for the shares, to BNY Mellon Shareowner Services the subscription agent, at the following address:

If Delivering by Mail:	If Delivering by Hand or Courier:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Action Department	Attn. Corporate Action Department, 27th Floor
PO Box 3301	480 Washington Blvd.
South Hackensack, NJ 07606	Jersey City, NJ 07310

        Please see the discussion in the section of this prospectus entitled "The Rights Offering" for additional information about the rights offering. If you have any questions, you should contact the information agent, BNY Mellon Shareowner Services, at (866) 282-2358 for calls within the U.S., Canada, and Puerto Rico or at (201) 680-6579 for calls outside the U.S., Canada or Puerto Rico.

        We are not aware of any existing agreements between any shareholder, broker, dealer, underwriter, finder or agent relating to the sale or distribution of the common stock underlying the rights.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and periodic reports, proxy statements and other information with the SEC.

        Our SEC filings, including the registration statement and exhibits, are available to the public at the SEC's website at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for information on the operating rules and procedures for the public reference room.

        We maintain an Internet site at www.mauiland.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

        This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC's website at www.sec.gov. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

        We have appointed BNY Mellon Shareowner Services as information agent for the rights offering. Any questions regarding the Maui Land & Pineapple Company, Inc. rights offering or requests for additional copies of documents may be directed to BNY Mellon Shareowner Services at (866) 282-2358.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 29, 2010;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as filed with the SEC on May 11, 2010;

  •
  Current Reports on Form 8-K, as filed with the SEC on April 2, 2010, April 19, 2010, April 23, 2010, May 18, 2010 and June 22, 2010;

  •
  Proxy Statement on Schedule 14A, as filed with the SEC on April 16, 2010; and

  •
  Registration Statement on Form 8-A, relating to the description of our common stock, filed with the SEC on April 1, 2008, including any amendment or report filed for the purpose of updating such description.

        Any statement contained in a document that is incorporated by reference in this prospectus will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        Copies of the above-referenced filings are available at no cost on our website, www.mauiland.com. In addition, you may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing us at Maui Land & Pineapple Company, Inc., Secretary, 870 Haliimaile Road, Makawao, Maui, Hawaii, 96768-9768 or by calling us at (808) 877-3351.

        You should rely only on the information contained or incorporated by reference in this prospectus and any related prospectus supplement. We have not authorized anyone to provide you with additional or different information, and if anyone provides you with additional or different information you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. You should not consider any information in this prospectus, or in any related prospectus supplement, to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

 LEGAL MATTERS

        Certain legal matters in connection with any offering of the securities made by this prospectus will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements, supplemental schedule, and internal control over financial reporting and includes explanatory paragraphs relating to the adoption of new accounting guidance impacting revenue recognition on sales of condominiums and to a going concern uncertainty). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee. All of the amounts shown will be paid by us.

SEC registration fee	$2,852
Legal fees and expenses	100,000
Accounting fees and expenses	59,000
Miscellaneous expenses	20,000
Printing fees and expenses	20,000
Subscription, information and transfer agent fees	53,000
Total	$254,852

Item 14.    Indemnification of Directors and Officers.

        Our restated articles of association, as amended, include a provision that provides that we will indemnify each person who is made or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at our request as a director, officer, employee or agent of the Company or any division of the Company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our articles of association also provide that we shall indemnify each person who is, or is threatened to be made, a party to any action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was an Indemnified Party against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of such matter if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and except that no indemnification shall be made in respect of any claim, issue or matter as to which he or she has been adjudged liable for gross negligence or willful misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances, he or she is fairly and reasonably entitled to indemnity for expenses which the court deems to be proper. To the extent that an Indemnified Party has been successful on the merits or otherwise in defense of a claim, issue or matter, the required indemnification is mandatory. Any other required indemnification is mandatory unless a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or if such a quorum directs) independent legal counsel, or (if such a quorum so directs) a majority vote of the shareholders, determines that the Indemnified Party failed to meet the applicable standard of conduct. These provisions are not exclusive of any other rights to which an Indemnified Party may be entitled.

        Our articles of association also include a provision eliminating the personal liability to the Company of any director, officer, employee or agent of the Company and any person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and any heir, executor or administrator for such a person, for any loss or damage if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, unless with respect to an action or suit by or in right of the Company to procure a judgment in its favor he or she has been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to the Company.

        We maintain a standard directors and officers liability insurance policy that will reimburse us for payments we may make in indemnification of directors and officers and pay other expenses, counsel fees, settlements, judgments or costs arising from proceedings involving any director or officer of the Company in his or her capacity as such, subject to certain limitations and exclusions.

Item 15.    Recent Sales of Unregistered Securities.

        On March 12, 2007, we entered into a Securities Purchase Agreement with two accredited investors, Ohana Holdings LLC and ZG Ventures, LLC, pursuant to which we raised approximately $15,000,000 in gross proceeds through a private placement of 517,242 shares of common stock at a purchase price of $29.00 per share. The net proceeds from the private placement amounted to approximately $14,900,000. The shares were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The Securities Purchase Agreement executed in connection with the offering contained representations to support our reasonable belief that the investors had access to information concerning our operations and financial condition, that the investors were acquiring the securities for their own account and not with a view to the distribution thereof, and that each investor was an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

        On July 27, 2008, we entered into a Securities Purchase Agreement with certain institutional accredited investors to sell in reliance on Section 4(2) of the Securities Act of 1933, as amended, an aggregate of $40,000,000 in principal amount of our Senior Secured Convertible Notes, bearing 5.875% interest per annum payable quarterly in cash in arrears beginning October 15, 2008. The Securities Purchase Agreement executed in connection with the offering contained representations to support our reasonable belief that the investors had access to information concerning our operations and financial condition, that the investors were acquiring the securities for their own account and not with a view to the distribution thereof, and that each investor was an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

        The Notes are convertible, at any time following their issuance, into shares of our common stock. The initial conversion price was $33.50 per share, but was adjusted to $30.00 per share on January 27, 2010 pursuant to the terms of the Notes. The conversion price is subject to standard weighted-average anti-dilution protection, and are secured by specified assets of the Company.

        The Notes mature on July 15, 2013. However, if on or after the second anniversary of the date of issuance, the dollar-volume weighted average price of our common stock as reported on the NYSE exceeds, for each of any twenty (20) out of thirty (30) consecutive trading days, 175% of the adjusted conversion price of the Notes, then we will have the right, subject to certain conditions, to require the holders to convert all, or any portion, of the principal amount of the Notes, plus any accrued and unpaid interest thereon, if any (such principal and interest, the "Conversion Amount" or "Redemption Amount," as applicable) into fully paid, validly issued and nonassessable shares of common stock at the then-applicable conversion price.

        On the third anniversary of the date of issuance, holders may require, in their sole discretion, us to redeem all or any portion of their Notes at a purchase price in cash equal to 100% of the Redemption Amount. In addition, holders may require us to redeem all or a portion of their Notes upon a change of control transaction, as described in the Notes, at a redemption price in cash equal to 100% of the Redemption Amount. Holders who elect to convert their Notes in connection with certain types of change of control transactions may also be entitled to a "make-whole premium." The make-whole premium table included in the Notes sets forth the number of additional shares to be paid depending upon the effective date of the change of control triggering the make-whole premium payment and the price paid per share of common stock in the change of control. Additionally, the Notes may become immediately due and payable upon an "event of default," as defined in the Notes.

Item 16.    Exhibits and Financial Statement Schedules.

        A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

        Financial statement schedules not listed on the Exhibit Index have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (c)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Makawao, Maui, State of Hawaii, on June 22, 2010.

By:	/s/ WARREN H. HARUKI Warren H. Haruki Interim Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WARREN H. HARUKI Warren H. Haruki	Interim Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 22, 2010
/s/ TIM T. ESAKI Tim T. Esaki	Chief Financial Officer (Principal Financial Officer)	June 22, 2010
/s/ ADELE H. SUMIDA Adele H. Sumida	Controller & Secretary (Principal Accounting Officer)	June 22, 2010
/s/ STEPHEN M. CASE* Stephen M. Case	Director	June 22, 2010
/s/ DAVID A. HEENAN* David A. Heenan	Director	June 22, 2010
/s/ KENT T. LUCIEN* Kent T. Lucien	Director	June 22, 2010
/s/ DUNCAN MACNAUGHTON* Duncan MacNaughton	Director	June 22, 2010
/s/ ARTHUR C. TOKIN Arthur C. Tokin	Director	June 22, 2010

Signature	Title	Date

/s/ FRED E. TROTTER, III* Fred E. Trotter, III	Director	June 22, 2010

*	/s/ WARREN H. HARUKI Warren H. Haruki Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
3.1		Restated Articles of Association, as of May 7, 2007 (filed as Exhibit 3.1 to Form 10-K/A for the year ended December 31, 2007, filed April 1, 2008 and incorporated herein by reference)

3.2		Bylaws (amended as of December 8, 2008) (filed as Exhibit 3.1 to Form 8-K filed December 11, 2008 and incorporated herein by reference)

4.1	**	Subscription Form

5.1	*	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation

10.1		Revolving Line of Credit Loan Agreement between American AgCredit, FLCA, successor in interest to Pacific Coast Farm Credit Services, ACA and Maui Land & Pineapple Company, Inc., dated September 1, 2005 (Filed as Exhibit 4 to Form 10-Q for the quarter ended September 30, 2005, filed November 14, 2005, and incorporated herein by reference).

10.2		First Amendment to Revolving Line of Credit Loan Agreement between American AgCredit, FLCAand Maui Land & Pineapple Company, Inc., dated December 4, 2006 (Filed as Exhibit 10.1 to Form 8-K filed December 19, 2006 and incorporated herein by reference).

10.3		Second Amendment to Revolving Line of Credit Loan Agreement between American AgCredit, FLCA and Maui Land & Pineapple Company, Inc., effective as of September 30, 2008 (Filed as Exhibit 10.3 to Form 10-K for the year ended December 31, 2008, filed March 31, 2009, and incorporated herein by reference).

10.4		Third Amendment to Revolving Line of Credit Loan Agreement between American AgCredit, FLCA and Maui Land & Pineapple Company, Inc., effective as of December 31, 2008 (Filed as Exhibit 10.4 to Form 10-K for the year ended December 31, 2008, filed March 31, 2009, and incorporated herein by reference).

10.5		Fourth Amendment to Revolving Line of Credit Loan Agreement between American AgCredit, FLCA and Maui Land & Pineapple Company, Inc., effective as of December 31, 2008 (Filed as Exhibit 10.5 to Form 10-K for the year ended December 31, 2008, filed March 31, 2009, and incorporated herein by reference).

10.6		Fifth Amendment to Revolving Line of Credit Loan Agreement entered into by and between American AgCredit, FLCA and Maui Land & Pineapple Company, Inc., effective as of October 9, 2009 (Filed as Exhibit 10.2 to Form 10-Q for the quarter ended September 30, 2009, filed November 4, 2009, and incorporated herein by reference).

10.7	†	Supplemental Executive Retirement Plan (effective as of January 1, 1988) (Filed as Exhibit (10)B to Form 10-K for the year ended December 31, 1988, and incorporated herein by reference).

10.8	†	Maui Land & Pineapple Company, Inc. 2006 Equity and Incentive Award Plan (Incorporated by reference to Appendix B of the Definitive Proxy Statement on Schedule 14A filed on March 27, 2006).

10.9		Limited Liability Company Agreement of Kapalua Bay Holdings, LLC, dated August 31, 2004 (Filed as Exhibit 10(A) to Form 10-Q for the quarter ended September 30, 2004, filed November 12, 2004, and incorporated herein by reference).

10.10		Settlement Agreement and Release of All Claims (Board of Water Supply of the County of Maui vs. Shell Oil Company, et al.) (Filed as Exhibit 10.5(i) to Form 10-K for the year ended December 31, 1999, filed March 24, 2000, and incorporated herein by reference).

Exhibit Number		Description
10.11		Fee and Leasehold Mortgage, Security Agreement and Fixture Filing made by Kapalua Bay, LLC in favor of Lehman Brothers Holdings, Inc. (Filed as Exhibit 10.2 to Form 8-K filed July 20, 2006 and incorporated herein by reference).

10.12		Completion Guaranty made by Maui Land & Pineapple Company, Inc., The Ritz-Carlton Development Company, Inc. and Exclusive Resorts Development Company, LLC in favor of Lehman Brothers Holdings, Inc. (Filed as Exhibit 10.4 to Form 8-K filed July 20, 2006 and incorporated herein by reference).

10.13		Recourse Guaranty made by Maui Land & Pineapple Company, Inc., The Ritz-Carlton Development Company, Inc. and Exclusive Resorts Development Company, LLC in favor of Lehman Brothers Holdings, Inc. (Filed as Exhibit 10.5 to Form 8-K filed July 20, 2006 and incorporated herein by reference).

10.14		Amended and Restated Construction Loan Agreement, dated as of February 11, 2009, by and among Kapalua Bay, LLC, Lehman Brothers Holdings Inc., Central Pacific Bank, Landesbank Baden-Württemberg, Deutsche Hypothekenbank, Swedbank AB, New York Branch, and MH Kapalua Venture, LLC (filed as Exhibit 10.55 to Form 10-K for the year ended December 31, 2008, filed March 31, 2009).

10.15		Master Assignment and Assumption and Modification Agreement, dated as of February 11, 2009, by and among Kapalua Bay, LLC, Lehman Brothers Holdings Inc., Central Pacific Bank, Landesbank Baden-Württemberg, Deutsche Hypothekenbank, Swedbank AB, New York Branch, and MH Kapalua Venture, LLC (filed as Exhibit 10.56 to Form 10-K for the year ended December 31, 2008, filed March 31, 2009).

10.16		Second Omnibus Amendment to Construction Loan Documents, dated as of February 11, 2009, by and among Kapalua Bay, LLC, Lehman Brothers Holdings Inc., Central Pacific Bank, Landesbank Baden-Württemberg, Deutsche Hypothekenbank, Swedbank AB, New York Branch, and MH Kapalua Venture, LLC (filed as Exhibit 10.57 to Form 10-K for the year ended December 31, 2008, filed March 31, 2009).

10.17	†	Form of Award Grant Notice and Stock Option Agreement, pursuant to the Maui Land & Pineapple Company, Inc. 2006 Equity and Incentive Award Plan (Filed as Exhibit 10.9 to Form 10-Q for the quarter ended June 30, 2006, filed August 8, 2006, and incorporated herein by reference).

10.18	†	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement, pursuant to the Maui Land & Pineapple Company, Inc. 2006 Equity and Incentive Award Plan (Filed as Exhibit 10.10 to Form 10-Q for the quarter ended June 30, 2006, filed August 8, 2006, and incorporated herein by reference).

10.19	±	Sale, Purchase and Lease Termination Agreement, entered into on March 28, 2007. (Filed as Exhibit 10.1 to Form 10-Q for the quarter ended March 31, 2007, filed May 9, 2007, and incorporated herein by reference).

10.20	±	Second Amended and Restated Limited Liability Company Agreement of W2005 Kapalua/Gengate Hotel Holdings L.L.C., entered into on March 28, 2007 (Filed as Exhibit 10.2 to Form 10-Q for the quarter ended March 31, 2007, filed May 9, 2007, and incorporated herein by reference).

10.21		Amended and Restated Credit Agreement, dated as of October 9, 2009, by and among Maui Land & Pineapple Company, Inc., and each of the financial institutions initially a signatory thereto, and Wells Fargo Bank, National Association, as Administrative Agent (Filed as Exhibit 10.1 to Form 10-Q for the quarter ended September 30, 2009, filed November 4, 2009, and incorporated herein by reference).

Exhibit Number		Description
10.22		Fee and Leasehold Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing, Entered into on November 15, 2007 (Filed as Exhibit 10.2 to Form 8-K, filed November 19, 2007, and incorporated herein by reference).

10.23		Securities Purchase Agreement between Maui Land & Pineapple Company, Inc., and Ohana Holdings, LLC and ZG Ventures, LLC entered into on March 12, 2007 (Filed as Exhibit 10.1 to Form 8-K, filed March 15, 2007, and incorporated herein by reference).

10.24		Registration Rights Agreement between Maui Land & Pineapple Company, Inc. and Ohana Holdings, LLC and ZG Ventures, LLC entered into on March 12, 2007 (Filed as Exhibit 10.2 to Form 8-K, filed March 15, 2007, and incorporated herein by reference).

10.25		Amendment No. 1 to Registration Rights Agreement, entered into as of March 10, 2008 (Filed as Exhibit 10.50 to Form 10-K/A for the year ended December 31, 2007, filed April 1, 2009, and incorporated herein by reference).

10.26	†	Restricted Share Agreement and Award Grant Notice, dated as of May 7, 2008, by and between Maui Land & Pineapple Company, Inc. and Robert I. Webber (Filed as Exhibit 10.1 to Form 10-Q for the quarter ended March 31, 2008, filed May 7, 2008, and incorporated herein by reference).

10.27		Waiver and Amendment No. 2 to Registration Rights Agreement, dated as of April 30, 2008, by and among Maui Land & Pineapple Company, Inc., Ohana Holdings, LLC, and ZG Ventures, LLC.(1) (Filed as Exhibit 10.3 to Form 10-Q for the quarter ended March 31, 2008, filed May 7, 2008, and incorporated herein by reference).

10.28		Securities Purchase Agreement, dated as of July 27, 2008, by and between Maui Land & Pineapple, Inc. and the investors named therein (Filed as Exhibit 10.1 to Form 8-K, filed July 29, 2008, and incorporated herein by reference).

10.29		Registration Rights Agreement, dated as of July 27, 2008, by and between Maui Land & Pineapple, Inc. and the investors named therein (Filed as Exhibit 10.2 to Form 8-K, filed July 29, 2008, and incorporated herein by reference).

10.30		Form of Senior Secured Convertible Note (Filed as Exhibit 10.3 to Form 8-K dated July 27, 2008, filed July 29, 2010, and incorporated herein by reference).

10.31	†	Restricted Stock Award Grant Notice and Agreement dated August 3, 2009, between Maui Land & Pineapple Company, Inc. and Warren H. Haruki (Filed as Exhibit 10.1 to Form 10-Q for the quarter ended June 30, 2009, filed August 4, 2009, and incorporated herein by reference).

10.32	†	Restricted Stock Award Grant Notice and Agreement dated August 3, 2009, between Maui Land & Pineapple Company, Inc. and John P. Durkin (Filed as Exhibit 10.2 to Form 10-Q for the quarter ended June 30, 2009, filed August 4, 2009, and incorporated herein by reference).

10.33	†	Restricted Stock Award Grant Notice and Agreement dated August 3, 2009, between Maui Land & Pineapple Company, Inc. and Ryan L. Churchill (Filed as Exhibit 10.3 to Form 10-Q for the quarter ended June 30, 2009, filed August 4, 2009, and incorporated herein by reference).

10.34	†	Stock Option Agreement and Stock Option Grant Notice dated as of May 4, 2009, between Maui Land & Pineapple Company, Inc. and Warren H. Haruki (Filed as Exhibit 10.1 to Form 10-Q for the quarter ended March 31, 2009, filed May 6, 2009, and incorporated herein by reference).

10.35	†	Restricted Share Agreement dated May 4, 2009, between Maui Land & Pineapple Company, Inc. and Warren H. Haruki (Filed as Exhibit 10.2 to Form 10-Q for the quarter ended March 31, 2009, filed May 6, 2009, and incorporated herein by reference).

Exhibit Number		Description
10.36	†	Stock Option Agreement and Stock Option Grant Notice dated as of May 4, 2009, between Maui Land & Pineapple Company, Inc. and John P. Durkin (Filed as Exhibit 10.3 to Form 10-Q for the quarter ended March 31, 2009, filed May 6, 2009, and incorporated herein by reference).

10.37	†	Restricted Share Agreement dated May 4, 2009, between Maui Land & Pineapple Company, Inc. and John P. Durkin (Filed as Exhibit 10.4 to Form 10-Q for the quarter ended March 31, 2009, filed May 6, 2009, and incorporated herein by reference).

10.38		Form of Convertible Note Purchase Agreement (filed as Exhibit 10.1 to Form 8-K, filed on June 22, 2010, and incorporated herein by reference).

21.		Subsidiaries of Maui Land & Pineapple Company, Inc. (Filed as Exhibit 21 to Form 10-K for the year ended December 31, 2009, filed March 29, 2010, and incorporated herein by reference).

23.1	*	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1)

23.2	*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, dated June 18, 2010

24.1		Power of Attorney (included on signature page to this Registration Statement)

99.1	**	Form of Letter to Stockholders who are Record Holders

99.2	**	Form of Letter to Nominee Holders

99.3	**	Form of Letter to Clients of Nominee Holders and Beneficial Owner Election Form

*
Filed herewith.

**
Previously filed.

†
Management contract or compensatory plan or arrangement required to be filed as an exhibit to this Form pursuant to Item 15(c) of Form 10-K.

±
Portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24-b-2 of the Exchange Act. The omitted material has been separately filed with the Securities and Exchange Commission.